UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Concho Resources Inc.
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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

April 1, 2019

Concho Resources Inc.

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

To the Stockholders of Concho Resources Inc.:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Concho Resources Inc. (the “Company”) will be held at the Petroleum Club of Midland, 501 West Wall Street, Midland, Texas 79701, on Thursday, May 16, 2019, at 10:00 a.m. Central Time to:

(1)	elect three Class III directors, each for a term of three years;

(2)	ratify the Audit Committee of the Board of Directors’ selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019;

(3)

approve the Concho Resources Inc. 2019 Stock Incentive Plan (the “Stock Incentive Plan”), which is an amendment and restatement of the Company’s 2015 Stock Incentive Plan and which, among other items, increases the number of shares of common stock authorized for issuance under the Stock Incentive Plan from 10,500,000 to 15,000,000;

(4)	consider an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement; and

(5)	transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

If you were a stockholder as of the close of business on March 19, 2019, you are entitled to vote at the Annual Meeting and at any adjournment thereof.

Instead of mailing a printed copy of the proxy materials, including the Company’s 2018 Annual Report, to each stockholder of record, the Company is providing access to these materials via the internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 1, 2019, the Company mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 19, 2019 and posted its proxy materials on the website referenced in the Notice. As more fully described in the Notice, all stockholders may choose to access the proxy materials on the website referred to in the Notice or may request a printed set of the proxy materials. The Notice and website provide information regarding how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

If you previously elected to receive a printed copy of the materials, the Company has enclosed a copy of its 2018 Annual Report to Stockholders with this notice and proxy statement.

Your vote is important. Please vote your proxy promptly so that your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet or by telephone by using the voting procedures described in the Notice or by requesting a printed copy of the proxy materials (including the proxy card) and completing, signing and returning the enclosed proxy card by mail.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2019. The Notice of Annual Meeting of Stockholders, Proxy Statement and 2018 Annual Report are available on the Internet at http://www.astproxyportal.com/ast/15517.

By Order of the Board of Directors,

Travis L. Counts

Senior Vice President, General Counsel and Corporate Secretary

Concho Resources Inc.

Midland, Texas

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement (this “Proxy Statement”). This summary does not contain all of the information you should consider before voting. Please read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2018 operational and financial performance and definitions of industry terms, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which accompanies this Proxy Statement.

Annual Meeting Information

Date & Time	Place	Record Date	Voting
May 16, 2019 10:00 a.m. Central Time	The Petroleum Club of Midland 501 West Wall Street Midland, Texas 79701	March 19, 2019 Shares outstanding: 200,596,513	Only holders of record of the Company’s common stock as of the record date will be entitled to notice and to vote

For directions to the meeting, you may contact our Senior Vice President, General Counsel and Corporate Secretary at Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701.

Voting Matters

Your vote is important. Please vote your proxy promptly so that your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet or by telephone by using the voting procedures described in the Notice, or by requesting a printed copy of the proxy materials (including the proxy card) and completing, signing and returning the enclosed proxy card by mail.

Proposal	Board Vote Recommendation	For Further Details
1. Election of three Class III directors	FOR EACH NOMINEE	Page 8
2. Ratification of Grant Thornton LLP as the independent registered public accounting firm for 2019	FOR	Page 28
3. Approve the Stock Incentive Plan	FOR	Page 30
4. Approve, on an advisory basis, the compensation of the Company’s named executive officers	FOR	Page 37

Director Nominees

The Board of Directors (the “Board”) has nominated three candidates to serve a three-year term expiring in 2022. The following provides summary information about each director nominee. The Board has determined that each of Ms. Helms and Messrs. Gray and Merriman are independent.

Director Nominee	Age	Director Since	Independent	Board Committees
Steven D. Gray	59	2018	Yes	• Health, Safety, Environment & Reserves Committee
Susan J. Helms	61	2017	Yes	• Audit Committee • Health, Safety, Environment & Reserves Committee
Gary A. Merriman	64	2012	Yes	• Compensation Committee • Health, Safety, Environment & Reserves Committee (Chairman)

2019 PROXY STATEMENT	1

2018 Operational Highlights and Financial Performance

For the Company, 2018 was a year of strong performance achieved through solid execution and disciplined capital allocation. Importantly, our 2018 compensation decisions reflect delivery against our key priorities – aligning our capital spending (excluding acquisitions and midstream expansion projects) with cash flow from operating activities, prudently growing oil production, reducing our cost structure and building for the future with accretive acquisitions and strategic portfolio management.

The Company’s notable achievements for 2018 include:

•

Capital Discipline. The Company continued to navigate a dynamic operating environment by allocating capital in a disciplined manner and directing investment to the highest-returning opportunities. For the third consecutive year, the Company aligned capital expenditures, excluding acquisitions and midstream expansion projects, with cash flow from operations.

•

Production Growth. The Company delivered total production growth of 36% and crude oil production growth of 41%. In addition, during 2018, the Company continued to advance large-scale project development, which the Company believes will drive capital-efficient growth and innovation.

•

Cost Control. The Company’s commitment to cost control and reducing leverage reduced per-unit cash costs – lease operating expenses, general and administrative expense and interest expense – by 4%, which improved the Company’s cash margin and reinforced the Company’s overall financial position.

•

Building for the Future. The past year saw significant enhancements in the Company’s asset portfolio. The Company acquired RSP Permian, Inc. (“RSP”) in the largest acquisition in the Company’s history. RSP’s large, highly complementary acreage position expanded the Company’s portfolio in the Permian Basin and reinforced the Company’s leadership position by creating one of the largest producers from unconventional shale in the Permian Basin. In addition to the RSP transaction, the Company bolstered its core position with acreage trades. These transactions provide for more efficient, large-scale, long-lateral development opportunities. The Company also divested non-core assets for $361 million in proceeds, bringing the Company’s total divestiture proceeds to approximately $1.5 billion since 2016.

•

Strong Financial Position. Underpinning the Company’s strategic efforts is a strong financial position. The Company ended 2018 with investment-grade credit ratings from Fitch, Moody’s and S&P. In connection with the closing of the acquisition of RSP, the Company completed two debt transactions that reduced the average interest rate on its senior notes outstanding to 4.4% from 4.9%.

•

Capital Returns to Stockholders. Reinforcing the Company’s commitment to value-driven growth and superior stockholder returns, in the fourth quarter of 2018, the Company announced plans to initiate capital returns to stockholders through a common dividend, which it initiated in March 2019.

Focus on Environmental, Social and Governance (“ESG”) Topics

The Company believes its approach to ESG topics – or corporate responsibility – is fundamental to its business and good for the Company’s stockholders. The Company further believes that consistently executing its strategy and integrating its focus on corporate responsibility will contribute to sustainable performance over the long term. The following highlights the key corporate responsibility initiatives the Company is continuing to build on and strengthen across its business and operations:

•	prioritizing safety and health;
•	investing in the Company’s future through its people;
•	protecting the land, water and air through sustainable development;
•	upholding good governance practices; and
•	supporting projects that contribute to the long-term growth of the Company’s communities.

The Company also maintains a section of its website for corporate responsibility which is available at www.concho.com/corporate-responsibility. This section of the website describes (i) how the Company operates responsibly, safely and sustainably, (ii) how those elements are part of the Company’s long-term strategy and (iii) how the Company manages ESG-related risks and opportunities.

During 2018, the Company elevated our focus on corporate responsibility with an emphasis on (i) continuing to prioritize health and safety in our operations and (ii) enhancing our environmental stewardship practices. To support this focus, the Board re-designated our Reserves Committee as the Health, Safety, Environment and Reserves Committee, and expanded the scope to specifically assign responsibility for oversight of the Company’s approach to corporate responsibility, including reviewing our health, safety and environmental (“HSE”) policies and programs and key HSE risks, as well as our corporate responsibility disclosures.

2019 PROXY STATEMENT	2

Commitment to Stockholder Engagement

The Company is committed to active engagement with our stockholders. The Company employs a year-round approach including proactive engagement as well as responsiveness to specific areas of focus. During 2018, members of senior management met with a cross-section of the Company’s stockholders representing approximately 75% of the Company’s outstanding shares to review the Company’s plans, operations and strategy, and at times an overview of the Company’s practices on executive compensation, corporate governance and environmental stewardship. The Company views feedback as an important data point in evaluating our policies, practices and disclosures, and the Company shares the feedback from shareholders from these meetings with the Board.

Executive Compensation Changes

During 2018, the Company implemented the following changes with respect to its executive compensation program:

•

increased base salaries for officers by approximately 5% from their 2017 base salary level in order to align salary levels more closely with the market median for comparable positions at peer companies;

•

increased the weighting of 3-year production growth per debt-adjusted share metric and decreased the weighting of absolute production within the 2018 annual bonus plan to better align our metrics with our longer-term business goals; and

•	included an ESG component to the discretionary portion of the 2018 annual bonus plan.

The Company’s 2018 short-term and long-term incentive compensation metrics emphasized pay-for-performance and recognized the Company’s strategy to deliver profitable, consistent growth and shareholder returns.

Delivering on Near-Term Objectives, Focusing on Long-Term Value Creation

2018 Short-Term Incentive Metrics[1]	2018 Long-Term Incentive Award Types

•   Production growth per debt-adjusted share

•   Ratio of capital expenditures, excluding acquisitions and midstream system expansion costs, to after-tax cash flow

•   Direct lease operating expenses

•   Cash general and administrative expense

•   Absolute stock performance

•   Production

•   Performance-based long-term awards linked to three-year stock performance relative to the Company’s peers as well as the Company’s own absolute annualized stock performance

•   Time-based awards vesting over four years

(1)	These metrics are reviewed and approved by the Board of Directors and include non-GAAP measures. Please read their definitions on page 43 of this Proxy Statement.

2019 PROXY STATEMENT	3

Governance Highlights

The Company’s governance structure and policies provide a strong framework for operating effectively and mitigating risk. They also help provide assurance that the Company is ethical and transparent across all its business endeavors.

Board Size and Independence	Lead Independent Director

8 out of 10 directors are independent 3 new directors in last 2 years	Lead independent director with robust leadership authority

Director Age	Director Tenure	Other Public Company Boards

Board Independence, Composition and Refreshment

   Eight of our ten directors are independent of the Company and management, and all are highly qualified.

   Independent directors regularly meet in executive sessions without management.

   Independent directors have access to management and employees.

   During 2018, the Company established a mandatory director retirement age of 75.

   In the last 2 years, the Company has added 3 new directors; the average director tenure is approximately 7 years.

   The Board considers the diversity and optimal enhancement of the current mix of talent and experience with respect to its members.

Board Committees and Expertise
The Audit, Compensation and Nominating & Governance committees are composed entirely of independent directors. Four Audit Committee members are “audit committee financial experts” under SEC rules.

   As part of our commitment to sustainable development, the Company expanded the scope of the Reserves Committee to include health, safety and the environment, and as a result this committee is now named the “Health, Safety, Environment and Reserves Committee.”

Stockholder Rights

   Proxy access – a stockholder, or a group of up to 20 stockholders, continuously owning for three years at least 3% of our outstanding common stock may nominate and include in our proxy materials up to the greater of two directors or 20% of the number of directors currently serving, if the stockholder(s) and nominee(s) satisfy the requirements of the Bylaws (as defined herein).

   Majority vote standard for directors with requirement that directors who fail to receive the required number of votes must tender their resignation.

   Has not utilized a stockholders’ rights plan (also known as a “poison pill”).

2019 PROXY STATEMENT	4

Risk Oversight
The entire Board is responsible for risk oversight and each Board committee assists the Board in fulfilling this oversight responsibility.	Each quarter, the Board reviews the enterprise risks facing the Company.
Director Orientation and Continuing Education

   The Company provides orientation sessions to familiarize new directors with the energy industry and the Company’s financial performance, portfolio, strategic plans and policies.

   The Company provides directors with regular updates regarding outside education opportunities.

   Education programs – provided as part of regular Board and committee meetings or by academic or other qualified third parties – assist directors in maintaining the skills and knowledge necessary to perform their duties.

Board, Committee and Director Evaluations
The Board regularly assesses its performance through Board and committee self-evaluations.
Director Stock Ownership

   Non-employee directors are required to own shares of the Company’s common stock having a market value of at least five times the annual cash retainer within five years of their first appointment to the Board.

2019 PROXY STATEMENT	5

2019 PROXY STATEMENT	6

2019 PROXY STATEMENT	7

ELECTION OF DIRECTORS (PROPOSAL 1)

Currently the Board is comprised of ten highly qualified directors with skills aligned to the Company’s business and strategy:

Name	Class	Year Term Expires
Timothy A. Leach	Class I	2020
William H. Easter III	Class I	2020
John P. Surma	Class I	2020
Steven L. Beal	Class II	2021
Tucker S. Bridwell	Class II	2021
Mark B. Puckett	Class II	2021
E. Joseph Wright	Class II	2021
Steven D. Gray	Class III	2019
Susan J. Helms	Class III	2019
Gary A. Merriman	Class III	2019

Director Nominees:

The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms, until they are re-elected, until their successors are elected and qualified, or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board has nominated Steven D. Gray, Susan J. Helms and Gary A. Merriman for election as Class III directors of the Company with their terms to expire at the Company’s 2022 annual meeting of stockholders, when they are to be either re-elected, their successors are elected and qualified, or upon their earlier resignation or removal. Ms. Helms, who is being nominated for election by stockholders for the first time, was recommended to the Board by a third-party search firm prior to her initial appointment to the Board on March 27, 2017. Mr. Gray, who is also being nominated for election by stockholders for the first time, was appointed to the Board on July 19, 2018 in connection with the Company’s acquisition of RSP.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board nominates.

2019 PROXY STATEMENT	8

The following section provides information with respect to each nominee for election as director of the Company who will continue to serve as a director following this year’s Annual Meeting. This information includes the specific experience, qualifications and skills considered by the Nominating & Governance Committee and the Board in assessing the appropriateness of the person to serve as director.

Class III Nominees

STEVEN D. GRAY Director since 2018 Age: 59 Health, Safety, Environment and Reserves Committee

Mr. Gray was the Chief Executive Officer and Co-Chief Executive Officer of RSP Permian from 2010 to 2018, when RSP Permian merged with the Company. In 2006, Mr. Gray co-founded Pecos Operating Company, LLC, an oil and natural gas exploration and production company with operations in the Permian Basin. In 2000, Mr. Gray co-founded Pecos Production Company, an oil and natural gas exploration and production company that operated in the Permian Basin until it was sold in 2005 to Chesapeake Energy Corporation. Prior to forming Pecos Production Company, Mr. Gray was a Co-Founder, President and Chief Operating Officer of Vista Energy Resources. Prior to forming Vista, Mr. Gray served in petroleum engineering roles with Bettis, Boyle, and Stovall, Inc. and Texas Oil & Gas Corp. Mr. Gray is currently a member of the board of directors of Range Resources Corporation. Mr. Gray is also a member of the Petroleum Engineering Academy and serves on the Dean’s Advisory Council for the College of Engineering at Texas Tech University. Mr. Gray earned a Bachelor of Science in Petroleum Engineering from Texas Tech University.

Mr. Gray provides the Board of Directors with expertise in asset and risk management, strategy and operations as well as a deep knowledge of the industry resulting from his long tenure as Chief Executive Officer of RSP and as a director on the boards of other companies in the oil and gas industry.

SUSAN J. HELMS Director since 2017 Age: 61 Audit Committee Health, Safety, Environment and Reserves Committee

Ms. Helms was commissioned from the U.S. Air Force Academy in 1980 and served in the United States Air Force until her retirement in April 2014 with the rank of Lt. General. During her tenure in the United States Air Force, Ms. Helms held a variety of positions of increasing responsibility before ultimately retiring as the Commander, 14th Air Force (Air Forces Strategic), Air Force Space Command, and Commander, Joint Functional Component Command for Space, US Strategic Command, Vandenberg Air Force Base, California. In addition, Ms. Helms is a former NASA astronaut and veteran of five spaceflights. Ms. Helms is the principal and owner of Orbital Visions, LLC, a consulting company established in 2015. Additionally, Ms. Helms currently serves on the NASA Aerospace Safety Advisory Panel and is a member of the Board of Trustees for the Aerospace Corporation. Ms. Helms was previously a board member for the Association of Space Explorers (USA) and, in 2016 she completed a two year term as a trustee for the Woodrow Wilson International Center in Washington D.C. Ms. Helms earned a Bachelor of Science degree in Aeronautical Engineering from the U.S. Air Force Academy and a Master’s of Science degree in Aeronautics/Astronautics from Stanford University.

Ms. Helms provides the Board of Directors with expertise in technology, risk management and organizational efficiency as a result of her long tenure with the United States Air Force.

2019 PROXY STATEMENT	9

GARY A. MERRIMAN Director since 2012 Age: 64 Compensation Committee Health, Safety, Environment and Reserves Committee (Chairman)

Mr. Merriman began his career at Conoco Inc. in 1976 and held various engineering and supervisory positions of increasing responsibility throughout his career at Conoco, including as a production superintendent in West Texas, President of Conoco Indonesia Inc. and General Manager of Conoco’s Rockies business unit. Mr. Merriman ultimately retired in 2002 as the President of Exploration and Production, Americas, where he was responsible for Conoco’s operations in the U.S. and South America. Mr. Merriman previously served as a director of KCS Energy Inc. from 2005 to 2006 and Petrohawk Energy Corporation from 2006 to 2011. Mr. Merriman earned a Bachelor’s degree in Petroleum Engineering from Marietta College and a Master’s degree in Management from the Massachusetts Institute of Technology.

Mr. Merriman provides the Board of Directors with deep knowledge and insight into asset management and operations.

Our Board unanimously recommends that stockholders vote “FOR” all nominees.

2019 PROXY STATEMENT	10

Class I Directors

TIMOTHY A. LEACH Director since 2006 Age: 59 Chairman of the Board

Mr. Leach has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since February 2006 and was also the President of the Company from July 2009 until May 2017. Prior to joining the Company, Mr. Leach was the Chairman of the Board of Directors and Chief Executive Officer of two private companies, and employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources) in a variety of capacities, including serving as Executive Vice President and as a member of its Executive Committee. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering. Mr. Leach was appointed to the Texas A&M University System Board of Regents by Governor Greg Abbott in 2017.

Mr. Leach’s deep knowledge of the Company and the industry as a result of his long tenure with the Company and previous companies makes him a valuable member of the Board of Directors.

WILLIAM H. EASTER III Director since 2008 Age: 69 Compensation Committee (Chairman) Nominating & Governance Committee

Mr. Easter served as the Chairman of the Board of Directors, President and Chief Executive Officer of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC) from 2004 until his retirement in 2008. Mr. Easter worked for ConocoPhillips for more than 30 years where he held senior leadership, operating and commercial roles in areas of natural gas and natural gas liquids, transportation, refining and marketing (domestically and internationally). Mr. Easter is currently a director of Delta Airlines Inc. and Grupo Aeromexico, S.A.B. de C.V. He has previously served as a director of Baker Hughes, Inc. from June 2014 until July 2017. He is also a director of the Memorial Hermann Hospital System in Houston and the Texas Tri-Cities Chapter of the National Association of Corporate Directors. He earned his Bachelor of Business Administration degree in Finance from the University of Houston and his Master of Science in Management degree from The Graduate School of Business at Stanford University.

Mr. Easter’s corporate experience as well as his previous and ongoing service on boards of directors provided him with midstream and natural gas marketing expertise and management skills that make him a valuable member of the Board of Directors.

JOHN P. SURMA Director since 2014 Age: 64 Audit Committee Compensation Committee Nominating & Governance Committee

Mr. Surma is currently a member of the boards of directors of Marathon Petroleum Corporation, Ingersoll-Rand plc and MPLX GP LLC, the general partner of MPLX LP. Additionally, Mr. Surma is on the board of directors of the University of Pittsburgh Medical Center. He is the immediate past chairman of the Federal Reserve Bank of Cleveland and the National Safety Council. He was appointed by President Barack Obama to the President’s Advisory Committee for Trade Policy and Negotiations and served as its Vice Chairman. Mr. Surma retired as the Chief Executive Officer of United States Steel Corporation effective September 1, 2013, and as Executive Chairman effective December 31, 2013. Prior to joining United States Steel Corporation in September 2001, Mr. Surma served in several executive positions with Marathon Petroleum Corporation. Prior to joining Marathon Petroleum Corporation, Mr. Surma worked for Price Waterhouse LLP (now PricewaterhouseCoopers LLP) where he was admitted to the partnership in 1987. Mr. Surma earned a Bachelor of Science degree in accounting from Pennsylvania State University in 1976.

Mr. Surma’s significant leadership experience as an executive in the energy and steel industries, particularly his expertise in finance and accounting, brings important experience and skill to the Board of Directors.

2019 PROXY STATEMENT	11

Class II Directors

STEVEN L. BEAL Director since 2006 Age: 60 Audit Committee (Chairman) Nominating & Governance Committee

Mr. Beal was the President and Chief Operating Officer of the Company from February 2006 until his retirement effective June 30, 2009. Prior to joining the Company, Mr. Beal was a director and senior officer of two private companies, and employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources) in a variety of capacities, including serving as Senior Vice President and Chief Financial Officer and as a member of its Executive Committee. From 1981 until 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse LLP (now PricewaterhouseCoopers LLP). Mr. Beal was previously a director of First Financial Bankshares, Inc. and is currently a director of ProPetro Holding Corp. He is a graduate of the University of Texas with a Bachelor of Business Administration degree in Accounting.

Mr. Beal brings to the Board of Directors a deep knowledge of the Company’s strategy and financial and operational performance having previously served in leadership roles at the Company and as an executive officer of two Permian Basin-focused private oil and natural gas companies. He also provides finance and accounting expertise.

TUCKER S. BRIDWELL Director since 2006 Age: 67 Audit Committee Health, Safety, Environment and Reserves Committee

Mr. Bridwell has been in the energy business in various capacities for over thirty years. Mr. Bridwell has been the President of each of the Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments for these entities, both of which are stockholders of the Company. Mr. Bridwell is currently a director of First Financial Bankshares, Inc. Mr. Bridwell previously served as Chairman of the Board of Directors of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002, as a director of Petrohawk Energy Corporation from May 2004 until December 2010, and as a director of Halcón Resources from 2012 until 2016. He is a graduate of Southern Methodist University with a Bachelor of Business Administration degree and a Master of Business Administration degree and is a certified public accountant.

Mr. Bridwell brings decades worth of experience in energy finance and oil and natural gas investments, as well as knowledge gained through past and current service on the board of directors of various public and private companies in the energy industry.

2019 PROXY STATEMENT	12

MARK B. PUCKETT Director since 2009 Age: 67 Lead Director Audit Committee Compensation Committee Nominating & Governance Committee (Chairman)

Mr. Puckett began his career at Chevron in 1973 and retired in May 2008. During his tenure at Chevron, Mr. Puckett held a variety of positions of increasing responsibility in Chevron’s upstream operations before ultimately retiring as the President of Chevron’s Energy Technology Company, where he was responsible for managing the company’s technology resources across all business segments. In addition, Mr. Puckett served on Chevron’s management committee from 1997 until his retirement and served on Chevron’s upstream and gas leadership team from 2001 until his retirement. Since his retirement, Mr. Puckett has been involved in private investments and previously served a member of the board of directors of Glori Energy, Inc. He is a member of the Society of Petroleum Engineers and the Dean’s Advisory Council, College of Engineering at Texas A&M University. Mr. Puckett earned a Bachelor’s degree in Civil Engineering from Texas A&M University.

Mr. Puckett provides the Board of Directors a valuable source of engineering, drilling and oil and natural gas operations management expertise.

E. JOSEPH WRIGHT Director since 2017 Age: 59 Health, Safety, Environment and Reserves Committee

Mr. Wright was the Executive Vice President and Chief Operating Officer of the Company from November 2013 until his retirement effective January 5, 2019. Mr. Wright was the Senior Vice President and Chief Operating Officer of the Company from November 2010 to November 2013. Mr. Wright was the Vice President — Engineering and Operations of the Company from February 2006 to October 2010. Prior to joining the Company, Mr. Wright served in various senior officer positions for two private companies, including as the Vice President – Operations & Engineering, and was employed by Mewbourne Oil Company in several operations, engineering and capital markets positions. Mr. Wright is currently a member of the board of directors of Oil States International, Inc. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

Mr. Wright’s extensive experience in the oil and gas industry and his familiarity with the Company’s strategy and operational performance makes him a valuable member of the Board of Directors.

2019 PROXY STATEMENT	13

Summary of Director Qualifications

The members of the Board have a diversity of experience and a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of the Company’s stockholders. The following highlights the key characteristics the Board believes qualify its current members to serve the interests of the Company’s stockholders.

Summary of Qualifications and Experience Represented by the Board

2019 PROXY STATEMENT	14

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines include provisions concerning the following:

•	role and functions of the Board of Directors and the Lead Director;
•	qualifications, independence, responsibilities, tenure and compensation of directors;
•	size of the Board of Directors;
•	mandatory retirement age for directors;
•	director resignation process;
•	committees of the Board of Directors and independence requirement of committee members;
•	meetings of independent directors;
•	performance review of the Board of Directors; and
•	director orientation and continuing education.

The Company’s Corporate Governance Guidelines are posted on the Company’s website at www.concho.com under “Investors – Corporate Governance – Committee Composition and Governance Documents.” The Company’s Corporate Governance Guidelines are reviewed at least annually and as necessary by the Company’s Nominating & Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

Director Independence

The Board of Directors assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (“NYSE”). After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board of Directors has affirmatively determined that the following directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Ms. Helms and Messrs. Beal, Bridwell, Easter, Gray, Merriman, Puckett and Surma. In making its independence determinations, the Board of Directors took into account the relationships and recommendations of the Nominating & Governance Committee as described below, as well as the transactions discussed under “Related Person Transactions.”

Mr. Bridwell is considered to be an independent director due to the immaterial nature (both to the Company and to Mr. Bridwell personally) of his net pecuniary interest in the royalty payments that a partnership in which Mr. Bridwell is the general partner receives from the Company. Mr. Bridwell’s pecuniary interest in the partnership is limited to his 3.5% interest, as Mr. Bridwell is not compensated in any other way based on the performance or returns of the partnership. Mr. Bridwell is not involved in any direct decisions made by the Company regarding the associated leases or the drilling of wells for the minerals owned by the partnership, and his investment in the partnership dates back 20 years, long before the Company was formed.

Mr. Gray previously served as the Chairman and Chief Executive Officer of RSP prior to its acquisition by the Company. The Nominating & Governance Committee considered Mr. Gray’s service in these roles and made a determination that his relationship with RSP did not impair his independence.

Mr. Wright is not considered by the Board of Directors to be an independent director because of his recent employment as an executive officer of the Company.

Mr. Leach is not considered by the Board of Directors to be an independent director because of his current employment as an executive officer of the Company.

Board Leadership Structure, Designation of Lead Director and Executive Sessions

The Board does not have a formal policy addressing whether or not the roles of Chairman and Chief Executive Officer should be separate or combined, however the Board reviews this structure annually. The directors serving on the Board possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. While the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Board believes that Mr. Leach is the individual with the necessary experience, commitment and support of the other members of the Board to effectively carry out the role of Chairman.

2019 PROXY STATEMENT	15

The Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company’s success or failure. Moreover, the Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company, particularly given the designation of a Lead Director as discussed below. In addition, eight of the ten members of the Board are independent under NYSE listing standards.

The Board designated Mr. Puckett, an independent director, to serve as the Lead Director. In this capacity Mr. Puckett provides, in conjunction with the Chairman, leadership and guidance to the Board. As the Lead Director, Mr. Puckett also (i) serves as chairman of executive sessions of the non-management directors, (ii) leads the Board’s annual self-assessment process, (iii) routinely liaises with non-management directors between regularly scheduled Board meetings, aggregating inputs for communication to executive management, (iv) organizes and leads the Board’s evaluation of the Chief Executive Officer and (v) consults with the Chairman on the establishment of the agenda for each meeting of the Board, taking into account the suggestions of other directors. Interested parties who wish to communicate with the Board, its committees, the Chairman, the Lead Director or any other individual director should follow the procedures described below under “Stockholder Communications.”

To facilitate candid discussion among the Company’s directors, the non-management directors meet in executive session in conjunction with each regular board meeting and as otherwise determined by the Lead Director. In addition, at least once a year, the non-management directors who are independent under NYSE listing standards meet in executive session in conjunction with a regular board meeting.

The Role of the Board in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including market risks relating to changes in commodity prices and interest rates, technical risks affecting the Company’s resource base, evolving cybersecurity risks such as denial-of-service attacks, malicious software, data privacy breaches, cyber or phishing-attacks, ransomware and malware, political risks and credit and investment risk. The Company has a comprehensive enterprise risk management process for identifying, assessing and managing risk. In connection with the enterprise risk management process, the Board expanded the scope of the Reserves Committee in 2018 to include oversight of the Company’s health, safety and environmental policies, programs and practices and renamed the committee to be the Health, Safety, Environment and Reserves Committee. The Company’s executive officers attend regularly scheduled meetings of the Board, where they conduct presentations to the Board on various strategic matters involving the Company’s operations and are available to address any questions or concerns raised by the Board on risk management or any other matters. The Board, as a whole and also at the committee level, oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact the Company’s strategic goals.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s systems of financial reporting, auditing, internal controls and legal and regulatory compliance. In 2011, the Board established a Reserves Committee to assist the Board in its oversight of the risks related to the Company’s estimates of proved reserves of oil and natural gas. Additionally, to address risks related to the Company’s hedging program, a group consisting of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, Mr. Easter, an independent director, and other members of management regularly review the Company’s hedging strategy and positions and make reports to the full Board.

The Nominating & Governance Committee advises the Board with respect to appropriate corporate governance practices and assists the Board in implementing those practices as well as considers any other corporate governance issues that arise from time to time. Additionally, the Nominating & Governance Committee reviews the Company’s Corporate Governance Guidelines at least annually and recommends any proposed changes to the Board for approval. The Compensation Committee considers the risks associated with the Company’s compensation policies and practices, with respect to both executive compensation and compensation generally. The Compensation Committee also reviews, approves and administers the agreements, plans, policies and programs of the Company to compensate the Company’s corporate officers and directors and reviews and approves the plans, policies and programs of the Company to compensate the Company’s non-executive employees.

Stockholder Engagement

The Company is committed to active engagement with our stockholders. The Company employs a year-round approach, including proactive engagement as well as responsiveness to specific areas of focus. During 2018, members of senior management met with a cross-section of the Company’s stockholders representing approximately 75% of the Company’s outstanding shares. These meetings included a discussion of the Company’s plans, operations and strategy, and at times an overview of the Company’s practices on executive compensation, corporate governance and environmental stewardship. The Company views feedback as an important data point in evaluating its practices and disclosures, and the Company shares the feedback from shareholders from these meetings with the Board.

2019 PROXY STATEMENT	16

Proxy Access

Pursuant to the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”), a stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares that are entitled to vote generally in the election of directors continuously for at least three years, may nominate and include in the Company’s proxy materials director nominees not to exceed the greater of two directors or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements in the Bylaws.

Majority Voting for Directors

The Bylaws provide for the election of directors by a majority of the votes cast; however, the Company’s Corporate Governance Guidelines require any director who fails to receive the required number of votes for election or re-election to tender his or her resignation. In such event, the Nominating & Governance Committee would determine whether to accept such director’s resignation, subject to the Board’s final approval. The Company believes that this majority vote standard ensures accountability and the opportunity for a positive mandate from the Company’s stockholders.

Attendance at Annual Meetings

The Board encourages all directors to attend the annual meetings of stockholders, if practicable. All of the Company’s directors attended last year’s annual meeting.

Stockholder Communications

The Company’s stockholders and other interested persons may communicate with the Board, any committee of the Board, the Chairman of the Board, the Lead Director or any other individual director by sending communications to: Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, Attention: Senior Vice President, General Counsel and Corporate Secretary.

The envelope containing each communication should be marked “Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s Senior Vice President, General Counsel and Corporate Secretary will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if the communication: (i) complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (ii) falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, the Company’s Senior Vice President, General Counsel and Corporate Secretary may forward the communication to the chairperson of the committee or executive officer to which the matter has been delegated. The acceptance by and forwarding of communication to the members of the Board, the Company’s Senior Vice President, General Counsel and Corporate Secretary or an executive officer does not imply or create any duty of any member of the Board, the Company’s Senior Vice President, General Counsel and Corporate Secretary or any executive officer to the person submitting the communication.

Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Code of Business Conduct and Ethics.

Available Governance Materials

The following materials are available on the Company’s website at www.concho.com under “Investors – Corporate Governance – Committee Composition and Governance Documents”:

•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Charter of the Nominating & Governance Committee of the Board;
•	Charter of the Health, Safety, Environment and Reserves Committee of the Board;
•	Code of Business Conduct and Ethics;
•	Financial Code of Ethics;
•	Corporate Governance Guidelines; and
•	Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K.

Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, Attention: Senior Vice President, General Counsel and Corporate Secretary.

2019 PROXY STATEMENT	17

Board of Directors and Its Committees

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Health, Safety, Environment and Reserves Committee. A summary of committee membership is provided in the table below.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Health, Safety, Environment and Reserves Committee
Steven L. Beal	Chair		●
Tucker S. Bridwell	●			●
William H. Easter III		Chair	●
Steven D. Gray				●
Susan J. Helms	●			●
Gary A. Merriman		●		Chair
Mark B. Puckett	●	●	Chair
John P. Surma	●	●	●
E. Joseph Wright				●

The Board held ten meetings, and its non-management directors met in executive session four times, during 2018. Each director attended more than 75% of the meetings of the Board of Directors and of the committees of the Board on which that director served. Mr. Gray was appointed to the Board of Directors in July 2018 and therefore he did not serve on the Board of Directors for the entire calendar year. However, Mr. Gray attended more than 75% of the meetings of the Board of Directors and of the committee on which he served following his appointment.

2019 PROXY STATEMENT	18

Audit Committee

Members

Steven L. Beal (chair)

Tucker S. Bridwell

Susan J. Helms

Mark B. Puckett

John P. Surma

Meetings in 2018: 6

The Board has determined that each of the members of the Audit Committee satisfies the standards of independence established under Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the NYSE. The Board has further determined that each of the members of the Audit Committee is financially literate and that each of Messrs. Beal, Bridwell, Puckett and Surma is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Roles and Responsibilities

The Audit Committee has the authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The functions of the Audit Committee, which are discussed in detail in its charter, include the duty to assist the Board in fulfilling its oversight responsibilities regarding the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the effectiveness and performance of the Company’s internal audit function.

Among other things, the Audit Committee’s responsibilities include the following:

•   overseeing the Company’s accounting and financial reporting processes;

•   preparing the Audit Committee Report for inclusion in the Company’s proxy statement;

•   selecting and evaluating the Company’s independent registered public accounting firm;

•   overseeing the Company’s internal audit function;

•   reviewing and approving, as appropriate, any related person transactions; and

•   overseeing any investigations into complaints concerning financial matters.

2019 PROXY STATEMENT	19

Compensation Committee

Members

William H. Easter III (chair)

Gary A. Merriman

Mark B. Puckett

John P. Surma

Meetings in 2018: 7

The Board has determined that each of the members of the Compensation Committee satisfies the standards of independence established under the applicable SEC rules and regulations and the listing standards of the NYSE.

Roles and Responsibilities

The functions of the Compensation Committee, which are discussed in detail in its charter, include the duty to administer the Company’s agreements, plans, policies and programs regarding compensation of the Company’s executive officers and directors. The Compensation Committee is also responsible for preparing the Compensation Committee Report for inclusion in the Company’s proxy statement and for assisting the Company’s management in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement.

Meetings may, at the discretion of the Compensation Committee, include non-independent directors, members of the Company’s management, independent consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine to be necessary or appropriate. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of other executive officers and provides information to the Compensation Committee regarding the other executive officers’ performance; however, the Compensation Committee makes all final decisions regarding all executive officers’ compensation.

The Compensation Committee has the sole authority to retain, approve the fees payable to, amend the engagement with and terminate any compensation consultant to be used to assist in the evaluation of director and executive officer compensation. Beginning in 2011, the Compensation Committee engaged Meridian Compensation Partners (“Meridian”) as its independent consultant. Services Meridian may provide include apprising the Compensation Committee of compensation-related trends; developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s non-employee director and executive compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company’s incentive compensation programs.

2019 PROXY STATEMENT	20

Nominating & Governance Committee

Members

Mark B. Puckett (chair)

Steven L. Beal

William H. Easter III

John P. Surma

Meetings in 2018: 5

The Board has determined that each of the members of the Nominating & Governance Committee satisfies the standards of independence established under the listing standards of the NYSE.

Roles and Responsibilities

The functions of the Nominating & Governance Committee, which are discussed in detail in its charter, include the duty to assist the Board by evaluating potential new members of the Board, recommending committee members and structure and advising the Board of Directors about appropriate corporate governance practices. In identifying potential director candidates, the Nominating & Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and senior management. In addition, the Nominating & Governance Committee may from time to time engage a third-party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third-party search firm will be paid a fee. The search firm may assist the Nominating & Governance Committee to identify candidates reflecting diversity, including regarding race, gender and specialized experience. Ms. Helms was recommended to the Board by a third-party search firm prior to her initial appointment to the Board on March 27, 2017.

The Company’s Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K provide that in identifying, evaluating and recommending director nominees to the Board, the Nominating & Governance Committee shall identify persons who:

•   are selected on the basis of their business and professional experience and qualifications, including service on the boards of directors of other companies;

•   have demonstrated leadership in other companies or government, finance or accounting, higher education or other fields or who are able to provide the Company with relevant expertise, industry knowledge or marketing acumen;

•   possess the highest personal and professional ethics, integrity and values and are committed to the Company’s core values;

•   are willing to commit the required time to serve as a member of the Board and its committees; and

•   will represent all stockholders rather than special interest groups or any group of stockholders.

The Nominating & Governance Committee will consider all candidates recommended by any stockholder on the same basis as candidates recommended by the Board and other sources.

The Nominating & Governance Committee’s charter requires consideration of the diversity and optimal enhancement of the current mix of talent and experience on the Board. In that regard, the Nominating & Governance Committee endeavors to achieve an overall variety and mix of diversity in professional experiences, skills, perspective, race and gender among the Company’s directors. The Nominating & Governance Committee believes the current members of the Board reflect diverse experience in the oil and gas industry and accounting and investment analysis fields, among other areas, as well as demonstrated leadership experience. The Nominating & Governance Committee will continue to seek opportunities to enhance this diversity.

In determining whether to recommend a director for re-election to the Board of Directors, in accordance with such policies and procedures, the Nominating & Governance Committee considers the director’s:

•   past Board of Directors’ and committee meeting attendance and performance;

•   age and length of service on the Board;

•   personal and professional integrity, including commitment to the Company’s core values;

•   experience, skills and contributions to the Board; and

•   independence under applicable standards.

2019 PROXY STATEMENT	21

Health, Safety, Environment & Reserves Committee
Members Gary A. Merriman (chair) Tucker S. Bridwell Steven D. Gray Susan J. Helms E. Joseph Wright Meetings in 2018: 5

Roles and Responsibilities

In 2011, the Board established a Reserves Committee to assist the Board and Audit Committee with oversight in the preparation by independent petroleum engineers of annual reserve reports, special reserve reports and audits of the estimated amounts of the Company’s consolidated oil and natural gas reserves and related information.

In 2018, the Board re-designated the Reserves Committee as the Health, Safety, Environment and Reserves Committee and expanded its scope to include oversight of the Company’s approach to corporate responsibility, including review of HSE policies and programs, key HSE risks and corporate responsibility disclosures.

The Health, Safety, Environment and Reserves Committee oversees the annual review process of the Company’s oil and natural gas reserves and reviews the engineers’ independence from the Company annually. In addition, the Health, Safety, Environment and Reserves Committee reviews the Company’s annual disclosures of reserves and related oil and gas activities. The Health, Safety, Environment and Reserves Committee also oversees the Company’s efforts to identify, evaluate and monitor HSE trends, issues and concerns that could affect the Company’s performance, reputation and business activities, and periodically reviews the Company’s efforts in progressing the extraction of oil and natural gas consistent with prudent exploration and production industry practices as well as trends, issues and concerns regarding sustainable development.

2019 PROXY STATEMENT	22

COMPENSATION OF DIRECTORS

The Board of Directors believes that providing a compensation package at the market median is necessary to attract and retain qualified directors. The Board also believes that a significant portion of the total compensation package should be equity-based to align the interests of the Company’s directors and stockholders. The Board reviews the Company’s director compensation program each year with the assistance of a compensation consultant, taking into consideration the director compensation practices and levels of our peer group. Mr. Leach, the Company’s Chief Executive Officer, and Mr. Wright, the Company’s former Executive Vice President and Chief Operating Officer, received no additional compensation for their service on the Board in 2018.

The elements of compensation for the Company’s non-employee directors during the year ended December 31, 2018, were:

•	an annual retainer fee of $90,000;
•

annual retainer fees of $25,000, $20,000, $15,000, $15,000 and $25,000, respectively, to the chairmen of the Audit Committee, Compensation Committee, Nominating & Governance Committee and Health, Safety, Environment and Reserves Committee and the Lead Director;

•

in the event a director attends more than 25 total Board of Directors and committee (on which the director serves) meetings in one calendar year, he or she will receive an attendance fee of $1,500 for each subsequent Board of Directors meeting and each subsequent committee (on which the director serves) meeting attended after the 25th meeting for Board of Directors’ and committee meetings; and

•

annual equity grants of restricted stock to each director having a value of approximately $200,000 (based on the average of the high and low market-quoted sales price of the Company’s common stock on the date of grant).

For 2018 awards, the time-based vesting restrictions on annual restricted stock grants to directors lapsed on January 2, 2019. All retainer and attendance fees are paid quarterly in cash to directors. Retainer fees and the annual equity grant to Mr. Gray, who was appointed to the Board on July 19, 2018, were pro-rated to reflect his partial year of service.

Additionally, each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in the Company’s general education and orientation program for directors, including outside programs; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of the Board or its committees.

The table below summarizes compensation paid by the Company to its non-employee directors during 2018:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Award(3) (4)	Total
Steven L. Beal	$109,158	$200,470	$309,628
Tucker S. Bridwell	$90,000	$200,470	$290,470
William H. Easter III	$113,000	$200,470	$313,470
Steven D. Gray	$40,598	$91,033	$131,631
Susan J. Helms	$90,000	$200,470	$290,470
Gary A. Merriman	$96,236	$200,470	$296,706
Ray M. Poage(5)	$104,606	$200,470	$305,076
Mark B. Puckett	$130,000	$200,470	$330,470
John P. Surma	$90,000	$200,470	$290,470

(1)

Messrs. Leach and Wright are not included because, as executive officers of the Company, they received no additional compensation for serving on the Board of Directors in 2018; please see the Summary Compensation Table below for further details on the compensation that Messrs. Leach and Wright received for their service to the Company during 2018. Mr. Gray was appointed to the Board on July 19, 2018 and received pro-rated annual retainer fees and a pro-rated annual equity grant.

(2)

The amounts in this column represent the fees earned by the directors during 2018. Fees earned during the fourth quarter of each year are paid during the first quarter of the next year. During the fourth quarter of 2017, Ms. Helms and Messrs. Beal, Bridwell, Easter, Merriman, Poage, Puckett and Surma earned $17,000, $23,375, $17,000, $23,750, $18,500, $25,000, $28,125 and $18,500, respectively, which amounts were paid during the first quarter of 2018 and not included in the table above.

(3)

The amounts in this column represent the grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted in 2018 disregarding any estimate of forfeitures. The Company values its restricted stock awards based on the average of the high and low market-quoted sales price of the Company’s common stock on the grant date of the award. Additional detail regarding the Company’s share-based awards is included in Note 7 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

2019 PROXY STATEMENT	23

(4)

Aggregate director stock awards for which restrictions had not lapsed as of December 31, 2018, totaled 608 shares for Mr. Gray and 1,324 shares each for Ms. Helms and Messrs. Beal, Bridwell, Easter, Merriman, Poage, Puckett and Surma. Restrictions on these shares lapsed on January 2, 2019.

(5)	Mr. Poage passed away in February 2019.

After a review of the Company’s director compensation program for 2019, the Company made no changes.

Director Stock Ownership Guidelines

Non-employee directors of the Company are expected to own shares of the Company’s common stock having a market value of at least 5x the annual cash retainer and are expected to meet these guidelines within five years of becoming a director. The Company’s director stock ownership guidelines are designed to increase a director’s equity stake in the Company and to align the director’s interests more closely with those of the Company’s stockholders. As of December 31, 2018, all directors were in compliance with the stock ownership guidelines.

2019 PROXY STATEMENT	24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock by the following:

•	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock;
•	each named executive officer of the Company;
•	each director of the Company; and
•	all directors and executive officers as a group.

Unless otherwise noted, the mailing address of each person or entity named below is One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701.

Name of Beneficial Owner or Identity of Group	Number of Shares	Percentage of Class(1)(2)
5% Stockholders:
Capital World Investors(3)	23,983,029	12.0%
The Vanguard Group(4)	21,413,863	10.7%
Capital Research Global Investors(5)	21,066,295	10.5%
The Growth Fund of America(6)	19,023,589	9.5%
BlackRock, Inc.(7)	13,635,329	6.8%
T. Rowe Price Associates, Inc.(8)	11,216,524	5.6%
American Funds Fundamental Investors(9)	10,228,523	5.1%
State Street Corp.(10)	9,949,337	5.0%
Executive Officers and Directors:
Timothy A. Leach(11)(12)(13)	881,034	*
Jack F. Harper(11)(14)	160,605	*
E. Joseph Wright(11)(15)	84,403	*
C. William Giraud(11)(16)	158,947	*
J. Steve Guthrie(11)(17)	52,921	*
Steven L. Beal(11)(18)(20)	134,412	*
Tucker S. Bridwell(11)(19)(20)	118,352	*
William H. Easter III(11)(20)(21)	39,747	*
Steven D. Gray(11)(20)(22)	258,363	*
Susan J. Helms(11)(20)	4,437	*
Gary A. Merriman(11)(20)	19,727	*
Mark B. Puckett(11)(20)	30,483	*
John P. Surma(11)(20)	12,847	*
All Directors and Executive Officers as a group (21 persons)(11)(13)(18)(19)(21)(22)(23)	2,235,255	1.1%

*	Represents less than 1.0 percent.

(1)	Based upon an aggregate of 200,596,513 shares outstanding as of March 19, 2019.

(2)

Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. In all instances where ownership of unvested restricted stock is reported below, the individual has the sole power to vote such shares but no investment power.

(3)

According to Amendment No. 12 to a Schedule 13G, dated February 12, 2019, and filed with the SEC by Capital World Investors on February 14, 2019, it has sole voting power and sole dispositive power over all of these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(4)

According to Amendment No. 6 to a Schedule 13G, dated February 11, 2019, and filed with the SEC by The Vanguard Group on February 11, 2019, it has sole voting power over 231,629 of these shares, shared voting power over 45,306 of these shares, shared dispositive power over 272,952 of these shares and sole dispositive power over 21,140,911 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

2019 PROXY STATEMENT	25

(5)

According to Amendment No. 4 to a Schedule 13G, dated February 13, 2019, and filed with the SEC by Capital Research Global Investors on February 14, 2019, it has sole voting power and sole dispositive power over all of these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(6)

According to Amendment No. 4 to a Schedule 13G, dated February 8, 2019, and filed with the SEC by The Growth Fund of America on February 14, 2019, it has no voting power (sole or shared) and no dispositive power (sole or shared) over these shares, however, under certain circumstances, it may vote shares held by the fund. In addition, these shares may also be reflected in a filing made by Capital Research Global Investors, Capital International Investors and/or Capital World Investors. The address of The Growth Fund of America is 6455 Irvine Center Drive, Irvine, California 92618.

(7)

According to Amendment No. 5 to a Schedule 13G, dated February 4, 2019, and filed with the SEC by BlackRock, Inc. on February 4, 2019, it has sole voting power over 12,003,985 of these shares, no voting power over the remainder of these shares and sole dispositive power over all of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(8)

According to a Schedule 13G, dated February 14, 2019, and filed with the SEC by T. Rowe Price Associates, Inc. on February 14, 2019, it has sole voting power over 3,927,227 of these shares, no voting power over the remainder of these shares and sole dispositive power over all of these shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(9)

According to a Schedule 13G, dated February 8, 2019, and filed with the SEC by American Funds Fundamental Investors on February 14, 2019, it has no voting power (sole or shared) and no dispositive power (sole or shared) over these shares, however, under certain circumstances, it may vote shares held by the fund. In addition, these shares may also be reflected in a filing made by Capital Research Global Investors, Capital International Investors and/or Capital World Investors. The address of American Funds Fundamental Investors is 6455 Irvine Center Drive, Irvine, California 92618.

(10)

According to Amendment No. 1 to a Schedule 13G, dated February 11, 2019, and filed with the SEC by State Street Corporation on February 12, 2019, it has shared voting power over 9,091,942 of these shares and shared dispositive power over 9,947,336 of these shares. The address of State Street Corporation is One Lincoln Street, Boston, Massachusetts 02111.

(11)	Executive officer or director of the Company.

(12)	Includes 54,278 shares of unvested restricted stock.

(13)

Includes 148,582 shares owned directly by a partnership, of which Mr. Leach is the manager of its general partner. Mr. Leach disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest therein.

(14)	Includes 54,781 shares of unvested restricted stock.

(15)	Includes 1,921 shares of unvested restricted stock.

(16)	Includes 55,292 shares of unvested restricted stock.

(17)	Includes 18,289 shares of unvested restricted stock.

(18)	Includes 66,666 shares owned directly by a partnership, of which Mr. Beal is the manager of its general partner.

(19)

Includes 1,537 shares owned by Mansefeldt Investment Corporation and 73,000 shares owned by the Dian Graves Owen Foundation. Mr. Bridwell disclaims beneficial ownership of all securities owned by Mansefeldt Investment Corporation and the Dian Graves Owen Foundation. Also includes 2,500 shares owned directly by a partnership, of which Mr. Bridwell is the manager of its general partner. Mr. Bridwell disclaims beneficial ownership of these shares of common stock, except to the extent of his pecuniary interest therein.

(20)	Includes 1,948 shares of unvested restricted stock.

(21)	Includes 37,799 shares that Mr. Easter holds indirectly through a trust with his spouse.

(22)	Includes 72,324 shares that are held by a trust for the benefit of Mr. Gray’s children and for which Mr. Gray serves as the sole trustee.

(23)	Includes an aggregate 305,034 shares of unvested restricted stock owned by all directors and executive officers of the Company as of March 19, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Section 16 officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2018 except as follows: on January 4, 2019, Mr. Gray filed an amended Form 3 to include his indirect beneficial ownership of shares of Company common stock held by a trust for which he is the sole trustee and his children are the sole beneficiaries; and on August 31, 2018, Mr. Beal and Mr. Bridwell each filed a Form 4 to report the conversion of their shares of RSP common stock to shares of Company common stock pursuant to the closing of the RSP acquisition.

2019 PROXY STATEMENT	26

RELATED PERSON TRANSACTIONS

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”) on November 7, 2012, which pre-approves certain related person transactions, including:

•	any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•	director compensation which is required to be reported in the Company’s proxy statement under Item 402; and

•

any transaction with an entity at which the related person’s only relationship is as a director or manager (other than sole director or manager) or beneficial owner of less than 10% of the entity’s equity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the entity’s annual revenues.

The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of the Company to participate in any related person transaction.

There have been no related person transactions since the beginning of 2018 which were required to be reported in “Related Person Transactions” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Royalty Payment

The Company is a lessee of certain mineral interests from a partnership in which Mr. Bridwell, one of the Company’s directors, is the general partner and in which he holds a 3.5% interest. The Company paid royalties to the partnership of approximately $8.2 million during 2018, of which Mr. Bridwell’s net pecuniary interest is approximately $287,000.

Oil and Gas Lease

Over the past few years, the Company has entered into oil and gas leases with Davis Partners, Ltd. Since the beginning of 2018, the total payments made in connection with these leases were approximately $897,000 and the total payments received in connection with these leases were approximately $1,474,000. Mr. Harper’s wife and her family hold a controlling interest in Davis Partners, Ltd.

Non-Operated Interests

Mr. Harper has an ownership interest in Hedloc Investment Co., LP. Hedloc Investment Co., LP owns non-operated interests in certain oil and natural gas properties that the Company operates. During the Company’s fiscal year ended December 31, 2018, Hedloc Investment Co., LP received approximately $294,000 in oil and gas revenues related to such interests.

Mr. Guthrie owns non-operated interests in certain oil and natural gas properties that the Company operates, all of which he owned before becoming an executive officer of the Company. During the Company’s fiscal year ended December 31, 2018, Mr. Guthrie received approximately $549,000 in oil and gas revenues related to such interests.

2019 PROXY STATEMENT	27

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019. Grant Thornton LLP has audited the Company’s and its predecessors’ financial statements since 2004. The audit of the Company’s annual consolidated financial statements for the year ended December 31, 2018, was completed by Grant Thornton LLP on February 20, 2019.

The Board of Directors is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

The table below sets forth the aggregate fees and expenses billed by Grant Thornton LLP for the last two fiscal years:

	2018	2017
Audit Audit fees were for professional services rendered for the audits of the Company’s annual consolidated financial statements included in its Annual Report on Form 10-K, review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q and review of the Company’s other filings with the SEC, including related comfort letters, consents and other research work necessary to comply with generally accepted auditing standards for the years ended December 31, 2018 and 2017.	$2,345,926	$1,520,638
Tax Tax fees are incurred in connection with tax return preparation and consultation on tax matters. There were no tax fees for the years ended December 31, 2018 and 2017.	—	—
TOTAL	$2,345,926	$1,520,638

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company’s independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2018, the Audit Committee approved 100% of the services described above.

Our Board unanimously recommends that

stockholders vote “FOR” the ratification of the

selection of Grant Thornton LLP as the independent

registered public accounting firm of the Company for

the year ending December 31, 2019.

2019 PROXY STATEMENT	28

Audit Committee Report

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

As described more fully in its charter, the Audit Committee’s principal functions include (i) annually reviewing and reassessing its performance and the adequacy of its charter; (ii) pre-approving audit or non-audit services proposed to be rendered by the Company’s independent registered public accounting firm; (iii) annually reviewing the qualifications and independence of the independent registered public accounting firm’s senior personnel who are providing services to the Company; (iv) reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements, earnings press releases and financial information and earnings guidance; (v) reviewing with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures; (vi) reviewing significant changes to the Company’s auditing and accounting principles and practices; (vii) reviewing the independent registered public accounting firm’s internal quality-control procedures and the procedures for the Company’s financial reporting processes; and (viii) assisting the Board of Directors in monitoring compliance with legal and regulatory requirements. While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. The Audit Committee also considers, in years where there has been a provision of non-audit services, whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2018, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 20, 2019. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for 2019.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company’s management and independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Grant Thornton LLP is in fact independent.

The Audit Committee

Steven L. Beal (Chairman) Tucker S. Bridwell Susan J. Helms	Mark B. Puckett John P. Surma

2019 PROXY STATEMENT	29

APPROVAL OF THE CONCHO RESOURCES INC. 2019 STOCK INCENTIVE PLAN (PROPOSAL 3)

General

At the Annual Meeting, the stockholders will be asked to approve the Concho Resources Inc. 2019 Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan constitutes an amendment and restatement of the Concho Resources Inc. 2015 Stock Incentive Plan (the “Existing Stock Incentive Plan”). At the 2015 Annual Meeting, the Company’s stockholders approved the Existing Stock Incentive Plan to, among other things, provide for the issuance of up to 10.5 million shares of the Company’s common stock under the Existing Stock Incentive Plan. The primary purpose of the Stock Incentive Plan is to increase the number of shares of common stock that the Company may issue under the plan, and the number of shares of common stock that may be issued under the plan through incentive stock options (as described below), by 4,500,000 shares.

The Company’s Board of Directors unanimously acted to adopt the Stock Incentive Plan to effect the changes described above on, and effective as of, March 25, 2019, provided that the Stock Incentive Plan is approved by the stockholders of the Company at the Annual Meeting. If the Stock Incentive Plan is not approved by the stockholders of the Company at the Annual Meeting, then the Existing Stock Incentive Plan will continue in effect in its prior form and the amendment and restatement will be null and void.

The Stock Incentive Plan is intended to provide a means through which qualified persons may be attracted to serve as employees and consultants of the Company and its affiliates and as directors of the Company, and to provide a means whereby those individuals upon whom the responsibilities of the successful management of the Company and its affiliates rest, and whose present and potential contributions to the Company and its affiliates are of importance, can acquire and maintain stock ownership or other awards, thereby strengthening their concern for the welfare of the Company and its affiliates and their desire to continue to provide services to the Company and its affiliates. The Stock Incentive Plan is also intended to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates. Accordingly, the Stock Incentive Plan provides for granting (i) “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) stock options that do not constitute incentive stock options (“non-statutory” stock options), (iii) restricted stock and (iv) performance awards.

The following is a summary of the material features of the Stock Incentive Plan. The summary does not purport to be a complete description of all provisions of the Stock Incentive Plan and is qualified in its entirety by reference to the complete text of the Stock Incentive Plan, which is attached to this Proxy Statement as Appendix A.

Number of Shares Subject to the Stock Incentive Plan; Award Limits

Set forth in the table below is information regarding awards outstanding and shares available for grant under the Existing Stock Incentive Plan as of January 31, 2019 (determined based upon the maximum number of shares that may be delivered pursuant to outstanding performance awards). The Company only grants equity awards under the Existing Stock Incentive Plan as it is the Company’s only active equity-based compensation plan. The Company made its 2019 annual award grant to directors and officers of the Company in January 2019 and those awards are included in the data set forth in the table below.

As of January 31, 2019:
Stock options outstanding	0
Shares subject to outstanding restricted stock and other full-value awards (unvested and unearned)	2,737,091
Shares remaining for grant under the Existing Stock Incentive Plan	864,099

For additional information regarding stock-based awards previously granted, please see Note 7 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. As of January 31, 2019, there were a total of 200,586,108 shares of our common stock outstanding. The closing price per share of our common stock on the New York Stock Exchange as of March 1, 2019, was $111.02.

The Stock Incentive Plan would increase the number of shares of common stock available for awards under the plan, and the number of shares of common stock that may be issued under the plan through incentive stock options, from the number currently authorized under the Existing Stock Incentive Plan by 4,500,000 shares. Accordingly, the aggregate maximum number of shares authorized to be issued under the Stock Incentive Plan, and the aggregate maximum number of shares authorized to be issued under the plan through incentive stock options, is 15,000,000 shares of common stock (which number includes the number of shares of common stock previously issued pursuant to an award (or made subject to an award that has not expired or terminated) granted under the Existing Stock Incentive Plan).

Individual Award Limits

The maximum number of shares of common stock that may be the subject of awards denominated in such shares granted under the Stock Incentive Plan to any one individual during the period beginning on March 25, 2019, and ending on the last

2019 PROXY STATEMENT	30

day of the term of the plan may not exceed 2,250,000, which is 50% of the number of additional shares made subject to the Stock Incentive Plan effective as of the first day of such period. The maximum amount of compensation that may be paid under all performance awards that are not denominated in shares of common stock granted to any one individual during any calendar year may not exceed $15,000,000. In the case of each limitation described in this paragraph, the number of shares may be adjusted upon reorganization, stock split, recapitalization, or other change in the Company’s capital structure.

In addition, the Stock Incentive Plan imposes a limitation on the awards that can be made under the plan to each non-employee director. Under the Stock Incentive Plan, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any individual, non-employee director during any single calendar year beginning on or after January 1, 2019 may not exceed $600,000; provided, however, that such limitation will be $900,000 in the first year an individual becomes a non-employee director. In addition, the limitation will be determined without regard to grants of awards, if any, made to a non-employee director during any period in which such individual was an employee or a consultant.

Administration

The Stock Incentive Plan is administered by a committee (the “Committee”) of, and appointed by, the Company’s Board of Directors. The Compensation Committee of the Company’s Board of Directors currently serves as the Committee. The Committee may, from time to time in its discretion, delegate to the Company’s Chief Executive Officer the administration (and interpretation of any provision) of the Stock Incentive Plan and the right to grant awards under the plan, insofar as such administration (and interpretation) and power to grant awards relates to any person who is not subject to Section 16 of the Exchange Act. The Committee may from time to time, in its sole discretion, put any restrictions or limitations on the powers that may be exercised under the Stock Incentive Plan by the Chief Executive Officer of the Company as described in the preceding sentence. In addition, any such delegation may be effective only so long as the Chief Executive Officer is a member of the Company’s Board of Directors, and the Committee may revoke such delegation at any time. As used in this summary, the term “Administrator” means the Committee or, to the extent certain powers have been delegated to the Company’s Chief Executive Officer as described above, the Company’s Chief Executive Officer.

The Administrator has full authority, subject to the terms of the Stock Incentive Plan, to interpret the plan and to establish rules and regulations for the proper administration of the plan. All decisions made by the Administrator in construing the provisions of the Stock Incentive Plan are final; provided, however, that in the event of a conflict in any such decision as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator, the determination by the Committee will be conclusive.

Eligibility

All of the employees of the Company and its affiliates (including an employee who may also be a director of the Company), all members of the Company’s Board of Directors, and all persons who are not employees or directors and who are providing advisory or consulting services to the Company or any of its affiliates are eligible to participate in the Stock Incentive Plan. The selection of employees, directors and consultants, from among those eligible, who will receive stock options, restricted stock and performance awards is within the discretion of the Administrator. As of March 1, 2019, approximately 1,543 employees, 9 non-employee directors and 442 consultants were eligible to participate in the Stock Incentive Plan.

Term of the Stock Incentive Plan

The Existing Stock Incentive Plan originally became effective as of June 1, 2006 and, as amended, has a term that would expire on March 25, 2029. The Stock Incentive Plan will terminate thereafter once all options have been exercised or expired, all restricted stock has vested or been forfeited, and all performance awards have been satisfied or expired. The Company’s Board of Directors may, however, terminate the Stock Incentive Plan at any time without prejudice to the holders of any then outstanding awards.

Stock Options

Term of Option.    The term of each option will be as specified by the Administrator at the date of grant (but not more than 10 years). The effect of an optionee’s termination of employment, membership on the Company’s Board of Directors or consulting relationship by reason of death, retirement, disability or otherwise will be specified in the option contract that evidences each option grant.

Option Price.    The option price will be determined by the Administrator and will be no less than the fair market value of the shares on the date that the option is granted. Except for adjustments for certain changes in the common stock, the Administrator may not, without the approval of the stockholders of the Company, amend any outstanding option contract that evidences an option grant to (i) reduce the option price, (ii) grant a new option or other award in substitution for, or upon the cancellation of, any previously granted option that has the effect of reducing the exercise price, (iii) exchange any option for shares of our common stock, cash or other consideration when the exercise price per share of common stock under the option exceeds the fair market value of the underlying shares, or (iv) take any other action that would be considered a “repricing” of an option under applicable listing standards of the exchange on which our common stock is listed.

2019 PROXY STATEMENT	31

Special Rules for Certain Stockholders.    If an incentive stock option is granted to an employee who then owns, directly or by attribution under the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, then the term of the option will not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

Size of Grant.    The number of shares for which an option is granted to an employee, a non-employee director or a consultant will be determined by the Administrator.

Status of Options.    The status of each option granted to an employee as either an incentive stock option or a non-statutory stock option will be designated by the Administrator at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which incentive stock options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be non-statutory stock options. All options granted to non-employee directors and consultants will be non-statutory stock options.

Payment.    The option price upon exercise may, at the discretion of the Administrator, be paid by an optionee in cash, other shares of common stock owned by the optionee, or by a combination of cash and common stock. The Stock Incentive Plan also allows the Administrator, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of an option through a brokerage firm.

Option Contract.    All options will be evidenced by a written contract containing provisions consistent with the Stock Incentive Plan and such other provisions as the Administrator deems appropriate.

Restricted Stock

Restricted Stock Awards.    Eligible employees, non-employee directors and consultants may be granted restricted stock at the discretion of the Administrator.

Transfer Restrictions and Forfeiture Obligations.    Pursuant to a restricted stock award, shares of common stock will be issued or delivered to the employee, director or consultant at the time the award is made without any payment to the Company (other than for any payment amount determined by the Administrator in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to the Company as may be determined in the discretion of the Administrator. The Administrator may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on (i) the attainment of one or more “Performance Measures” (as described below), (ii) the holder’s continued employment or service as a director or a consultant for a specified period, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator in its sole discretion or (iv) a combination of any of these factors. The Performance Measures are established by the Administrator and may be based on (1) the price of a share of common stock, (2) earnings per share, (3) market share, (4) revenues or sales, (5) net income or net income margin (before or after taxes), (6) cash flow, cash flow from operations or return on investment, (7) earnings or earnings margin before or after interest, taxes, depreciation, amortization, exploration and/or abandonment costs, (8) economic value added, (9) return on capital, assets, net assets or equity, (10) operating income, operating income margin or operating margin, (11) debt level or debt reduction, (12) cost reduction targets, (13) the amount of oil and/or gas reserves, (14) oil and/or gas reserve additions and/or replacements, (15) costs of finding and/or developing oil and/or gas reserves, (16) oil and/or gas replacement ratios, (17) oil and/or gas production or production growth, (18) total stockholders’ return, (19) capital expenditures, (20) lease operating expenses, (21) general and administrative expenses, (22) net asset value, (23) operating costs, or (24) any combination of the foregoing. The Performance Measures may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the Company alone, one or more business units or affiliates of the Company alone, or the Company together with one or more of its business units or affiliates. In addition, subject to any limitations under Section 162(m) of the Code, the Performance Measures may be subject to adjustment by the Committee for changes in accounting principles, to satisfy regulatory requirements and other specified extraordinary, unusual or infrequent items or events.

Accelerated Vesting.    Subject to any limitations imposed under Section 162(m) of the Code, the Administrator may, in its discretion, fully vest any outstanding restricted stock award as of a date determined by the Administrator.

Other Terms and Conditions.    Upon the issuance of shares of common stock pursuant to a restricted stock award, except for the restrictions described above and unless otherwise provided, the recipient of the award will have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. At the time of such award, the Administrator may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to restricted stock awards, including but not limited to rules pertaining to the effect of the termination of employment or service as a director or consultant of a recipient of restricted stock (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.

Performance Awards

Performance Period.    The Administrator has the ability, in its sole discretion, to grant performance awards under the Stock Incentive Plan that may be paid in cash, shares of our common stock, or a combination thereof, as determined by the

2019 PROXY STATEMENT	32

Administrator. At the time of the grant, the Administrator will establish the maximum number of shares of our common stock subject to, or the maximum value of, each performance award and the performance period over which the performance applicable to the award will be measured. A performance award will terminate if the recipient’s employment or service as a consultant or director for the Company and its affiliates terminates at any time during the applicable performance period through the payment date, except as otherwise determined by the Administrator.

Performance Measures.    The receipt of cash or shares of our common stock pursuant to a performance award will be contingent upon future performance of the Company or any affiliate, division or department thereof under a Performance Measure (as described above) during the performance period. The Committee has the authority, in its sole discretion, to provide for an adjustable performance award value based upon the level of achievement of the Performance Measures and/or provide for a reduction in the value of a performance award during the performance period.

Payment.    Following the end of the performance period, the Committee will determine and certify in writing the amount payable to the holder of the performance award, not to exceed the maximum number of shares of our common stock subject to, or the maximum value of, the performance award, based on the achievement of the Performance Measures for such performance period. Payment will be made in cash, shares of our common stock, or a combination thereof, as determined by the Administrator. Such payment may be made in a lump sum or in installments as prescribed by the Administrator. If a performance award covering shares of our common stock is to be paid in cash, then such payment will be based on the fair market value of such stock on the payment date or such other date as may be specified by the Administrator.

Other Terms and Conditions.    The Administrator has the authority to establish other terms and conditions for performance awards under the Stock Incentive Plan.

Corporate Change and Other Adjustments

The Stock Incentive Plan provides that, upon a Corporate Change (as defined below), the Committee may accelerate the vesting of options, cancel options and cause the Company to make payments in respect thereof in cash, or adjust the outstanding options as appropriate to reflect such Corporate Change (including, without limitation, adjusting an option to provide that the number and class of shares of common stock covered by such option will be adjusted so that the option will thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the Committee). Any such action by the Committee may generally be taken no sooner than effective as of the consummation of the Corporate Change. The Stock Incentive Plan provides that a Corporate Change occurs (i) if the Company is not the surviving entity following the consummation of any merger, consolidation or other business combination or reorganization (or survives only as a subsidiary of an entity), (ii) if the Company sells, leases or exchanges all or substantially all of its assets, (iii) if the Company is dissolved and liquidated, (iv) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company’s voting stock, or (v) if a majority of the members of the Company’s Board of Directors is replaced by members who were not endorsed by at least a majority of the board members prior to their election or nomination for election.

The maximum number of shares that may be issued under the Stock Incentive Plan, the maximum number of shares that may be issued under the plan through incentive stock options, and the maximum number of shares that may be issued to any one individual, as well as the number and price of shares of common stock or other consideration subject to an award, will be appropriately adjusted by the Committee in the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, consummation of mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted.

Amendments

The Company’s Board of Directors may from time to time amend the Stock Incentive Plan; however, no amendment may be adopted without the prior approval of the stockholders of the Company if such amendment (i) increases the number of shares of common stock that may be issued under the plan or increases the number of shares of common stock that may be issued under the plan through incentive stock options, (ii) modifies the class of eligible participants, or (iii) amends or deletes the provision of the Stock Incentive Plan that prevents the Administrator from amending any outstanding option contract to reduce the option price, cancel and replace any outstanding option contract with option contracts having a lower option price or otherwise reprice an outstanding option.

Transferability

An award (other than an incentive stock option) is not transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order, or with the consent of the Administrator. An incentive stock option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative.

2019 PROXY STATEMENT	33

U.S. Federal Income Tax Aspects of the Stock Incentive Plan

Non-Statutory Stock Options.    As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option such as those under the Stock Incentive Plan and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. Upon the exercise of a non-statutory stock option, and subject to the application of Section 162(m) of the Code as discussed below, the Company generally may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any U.S. federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option, any appreciation after the date of exercise should qualify as capital gain.

Incentive Stock Options.    The incentive stock options under the Stock Incentive Plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Code. Incentive stock options are subject to different treatment under U.S. federal income tax laws than non-statutory stock options. Provided that certain requirements are met with respect to the optionee and the terms of the incentive stock option, no federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option, if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). In such event, the Company would not be entitled to any deduction for U.S. federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price generally must be included in the optionee’s alternative minimum taxable income at the time of exercise, unless the shares received upon exercise are subject to a substantial risk of forfeiture. If the optionee exercises an incentive stock option and disposes of the shares received in the same year, however, and the amount realized upon the disposition of the shares is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized in the disposition of the shares over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, gain attributable to any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, a portion of the proceeds from the disposition will be treated as compensation taxable as ordinary income to the optionee. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is generally the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Restricted Stock.    The recipient of a restricted stock award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time over the amount, if any, paid for such shares, and, subject to Section 162(m) of the Code as discussed below, the Company may be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a restricted stock award paid to the holder before the risk of forfeiture lapses may also be compensation income to the holder when paid and, subject to Section 162(m) of the Code as discussed below, deductible as such by the Company. Notwithstanding the foregoing, the holder of a restricted stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the restricted stock award based on the excess of the fair market value of the shares of common stock on the date of the award over the amount, if any, paid for such shares, in which case (i) subject to Section 162(m) of the Code as discussed below, the Company may be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company and (iii) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the restricted stock award and is irrevocable.

Performance Awards.    The recipient of a performance award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. At the time of payment, whether a performance award is paid in cash or shares of common stock, the holder will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company may have a corresponding deduction. The measure of such income and deduction, if any, will be the amount of any cash paid to the recipient and the fair market value of the shares either at the time the performance award is paid or at the time any restrictions subsequently lapse, depending on the nature, if any, of the restrictions imposed on the shares and whether the holder elects to be taxed without regard to any such restrictions.

2019 PROXY STATEMENT	34

Section 162(m) of the Code.    The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above. For taxable years beginning after December 31, 2017, Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the Chief Executive Officer, the Chief Financial Officer and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1,000,000. Thus, certain compensation attributable to awards may be nondeductible to the Company due to the application of Section 162(m) of the Code.

The Company generally intends that awards granted under the Stock Incentive Plan comply with, or are otherwise exempt from, Section 409A of the Code, but the Company cannot guarantee such treatment and will have no liability to a participant or any other party if an award is not so compliant or exempt.

The Stock Incentive Plan is not qualified under Section 401(a) of the Code.

The comments set forth in the above paragraphs are only a summary of certain of the U.S. Federal income tax consequences relating to the Stock Incentive Plan. No consideration has been given to the effects of state, local or other tax laws on the Stock Incentive Plan or on award recipients.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe the Stock Incentive Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Grants to Certain Persons

The awards, if any, that will be made to eligible participants under the Stock Incentive Plan are subject to the discretion of the Administrator, and thus the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to its executive officers, employees, directors and consultants under the Stock Incentive Plan. Therefore, the New Benefits Table is not provided.

As required by applicable Securities and Exchange Commission disclosure rules, in order to comply with Item 10(b)(2)(ii) of Schedule 14A, the following table sets forth, for each of our named executive officers and certain groups, information regarding outstanding stock option grants under the Existing Stock Incentive Plan as of January 31, 2019:

Name and Principal Position (as of December 31, 2018)	Number of Options	Weighted Average Exercise Price
Timothy A. Leach Chairman and Chief Executive Officer	—	—
Jack F. Harper President and Chief Financial Officer	—	—
E. Joseph Wright* Executive Vice President and Chief Operating Officer	—	—
C. William Giraud Executive Vice President	—	—
J. Steve Guthrie* Senior Vice President of Business Operations and Engineering	—	—
All current executive officers as a group	—	—
All current directors who are not executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group	—	—

*

Mr. Guthrie ceased to serve as an officer of the Company on January 1, 2019 and Mr. Wright retired as an officer of the Company on January 5, 2019. Due to their roles as one of the three most highly compensated executive officers for 2018 other than the Chairman and Chief Executive Officer and the President and Chief Financial Officer, they are required to be identified as named executive officers for the 2018 year.

Our Board recommends that stockholders vote “FOR” the approval of the Company’s 2019 Stock Incentive Plan as disclosed in this Proxy Statement.

2019 PROXY STATEMENT	35

EQUITY COMPENSATION PLAN INFORMATION

The table below provides certain information about the Company’s equity compensation plans as of December 31, 2018 (included in column (a) are (i) unvested performance units at the maximum potential payout percentage and (ii) performance units relating to the performance period that ended on December 31, 2018 at the actual payout percentage of 175 percent):

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plan approved by security holders(1)	901,487	—(3)	1,409,581
Equity compensation plan not approved by security holders(2)	—	—	—
Total	901,487		1,409,581

(1)

2015 Stock Incentive Plan. See Note 7 to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	None.

(3)	Performance unit awards do not have an exercise price and, therefore, have been excluded from the weighted average exercise price calculation in column (b).

2019 PROXY STATEMENT	36

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL 4)

Executive compensation is an important matter to the Company, the Board of Directors, the Compensation Committee and the Company’s stockholders. As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is asking its stockholders to vote, on a non-binding advisory basis, on a resolution approving the compensation of the Company’s named executive officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Compensation of Named Executive Officers” contained in this proxy statement.

The Compensation Committee continuously reviews, evaluates and updates the Company’s executive compensation programs to ensure that the Company provides rewards for individual performance, team achievements and corporate results and encourages an ownership mentality among the Company’s executives and other key employees. The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;
•	align the interests of the Company’s executive officers with those of its stockholders; and
•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, long-term equity incentive compensation and broad-based benefit programs.

The Board of Directors requests the support of the Company’s stockholders for the compensation of the Company’s named executive officers as disclosed in this proxy statement. This advisory vote to approve the compensation of the Company’s named executive officers gives its stockholders the opportunity to make their opinions known about the Company’s executive compensation programs. As the Company seeks to align the Company’s executive compensation programs with the interests of its stockholders while continuing to retain key talented executives that drive the Company’s success, it asks that its stockholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement. Accordingly, for the reasons discussed above, the Board of Directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy and policies and the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Compensation of Named Executive Officers” contained in the proxy statement.”

This vote to approve the compensation of the Company’s named executive officers is only advisory and not binding on the Company, the Board of Directors or the Compensation Committee. Although the outcome of this advisory vote on the compensation of the Company’s named executive officers is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome of this vote when making future compensation decisions for the Company’s named executive officers.

Our Board has currently adopted a policy of holding annual advisory votes to approve our executive compensation programs and thus, after our 2019 Annual Meeting, our next advisory vote to approve the compensation of the Company’s named executive officers is expected to occur at our 2020 annual meeting of stockholders.

Our Board recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

2019 PROXY STATEMENT	37

EXECUTIVE OFFICERS

The following provides summary information regarding the experiences of the Company’s current executive officers. The executive officer profiles exclude E. Joseph Wright, who served as Executive Vice President and Chief Operating Officer until his retirement on January 5, 2019, and J. Steve Guthrie, who served as Senior Vice President of Business Operations and Engineering until January 1, 2019. Due to their roles as one of the three most highly compensated executive officers for 2018 other than the Chairman and Chief Executive Officer and the President and Chief Financial Officer, they are required to be identified as a named executive officers for the 2018 year in the compensation disclosures that follow these biographies.

Timothy A. Leach, age 59, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since February 2006. Mr. Leach was also the President of the Company from July 2009 to May 2017. Prior to joining the Company, Mr. Leach was the Chairman of the Board of Directors and Chief Executive Officer of two private companies, and employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources) in a variety of capacities, including serving as Executive Vice President and as a member of its Executive Committee. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering. Mr. Leach was appointed to the Texas A&M University System Board of Regents by Governor Greg Abbott in 2017.

Jack F. Harper, age 47, has been the President of the Company since May 2017. From May 2016 to January 2019, Mr. Harper also served as the Company’s Chief Financial Officer. From May 2016 to May 2017, Mr. Harper was also the Executive Vice President of the Company. From May 2016 to August 2016, Mr. Harper was also the Treasurer of the Company. From January 2013 until March 2014, Mr. Harper was primarily involved in private investments at Hedloc Investment GP, LLC, the general partner of Hedloc Investment Company, LP. From 2006 to 2013, Mr. Harper served in a variety of capacities at the Company, including serving as the Company’s Senior Vice President and Chief of Staff, Vice President — Business Development and Capital Markets and Director of Investor Relations and Business Development of the Company. Prior to joining the Company in 2006, Mr. Harper was employed by Unocal Corporation as Manager of Planning and Evaluation and Manager of Business Development, by Pure Resources, Inc. in various capacities, including in his last position as Vice President, Finance and Investor Relations, and by Tom Brown, where his last position was Vice President, Investor Relations, Corporate Development and Treasurer. He is a graduate of Baylor University with a Bachelor of Business Administration degree in Finance.

C. William Giraud, age 39, has been the Executive Vice President and Chief Operating Officer of the Company since January 2019. Mr. Giraud was Executive Vice President of the Company from May 2017 to January 2019. Mr. Giraud was the Executive Vice President, Chief Commercial Officer and Corporate Secretary of the Company from November 2013 to May 2017. Mr. Giraud was the Senior Vice President, Chief Commercial Officer and Corporate Secretary of the Company from May 2013 to November 2013. Mr. Giraud was the Senior Vice President, General Counsel and Corporate Secretary of the Company from October 2010 to May 2013. Mr. Giraud was the Vice President — General Counsel and Corporate Secretary of the Company from November 2009 to October 2010. He is a graduate of Wake Forest University with a Bachelor of Arts degree in Economics and a graduate of the University of Texas School of Law with a Doctor of Jurisprudence degree.

Clay Bateman, age 56, has been the Senior Vice President of Assets of the Company since January 2019. Mr. Bateman previously served as the Vice President of Delaware Basin of the Company from July 2018 to January 2019. Mr. Bateman also served as the Vice President of New Mexico of the Company from November 2015 to July 2018 and as the Vice President of Texas of the Company from November 2013 to November 2015. Prior to joining the Company in 2008, Mr. Bateman worked at Encore Acquisition Company as Senior Operations Engineer and at Burlington Resources in various engineering and operations capacities. Mr. Bateman holds a Bachelor of Science in Petroleum Engineering from the University of Texas.

2019 PROXY STATEMENT	38

Gayle Burleson, age 53, has been the Senior Vice President of Business Development and Land of the Company since January 2019. She previously served as the Senior Vice President of Business Development of the Company from May 2017 to January 2019, as the Vice President of Business Development of the Company from November 2015 to May 2017 and as the Vice President of New Mexico from April 2012 to November 2015. Prior to joining the Company in 2006, Ms. Burleson served in various engineering and operations capacities at BTA Oil Producers, Mobil Oil Corporation, Parker & Parsley Petroleum Company, and Exxon Corporation. Ms. Burleson is a graduate of Texas Tech University with a Bachelor of Science in Chemical Engineering.

Keith Corbett, age 48, has been the Senior Vice President of Corporate Engineering and Planning of the Company since January 2019. Mr. Corbett previously served as the Vice President of Midland Basin of the Company from July 2018 to January 2019. Mr. Corbett also served as the Vice President of Texas of the Company from November 2015 to July 2018. Mr. Corbett has also served as New Mexico Basin Asset Manager of the Company from August 2012 to November 2015. Prior to joining the Company in 2005, Mr. Corbett held drilling, reservoir and production engineering positions at Pennzoil Company (later Devon Energy Corporation) and Stallion Energy Inc. Mr. Corbett is a graduate of Texas A&M University with a Bachelor of Science in Petroleum Engineering.

Travis L. Counts, age 41, has been the Senior Vice President, General Counsel and Corporate Secretary of the Company since May 2017. Mr. Counts was previously the Vice President and General Counsel of the Company from May 2013 to May 2017. Mr. Counts was also the Assistant Secretary of the Company from November 2015 to May 2017. Before joining the Company, Mr. Counts served as Vice President, Legal and Deputy General Counsel of Halcón Resources Corporation and as Associate General Counsel – Corporate of Petrohawk Energy Corporation. Prior to joining Petrohawk, Mr. Counts practiced at the Hinkle Elkouri Law Firm L.L.C., where he ultimately became a member. Mr. Counts holds a Bachelor of Arts from Vanderbilt University and a Doctor of Jurisprudence from Tulane University School of Law.

Scott Kidwell, age 51, has been the Senior Vice President of Administration of the Company since January 2019. Mr. Kidwell previously served as the Vice President of Government and Regulatory Affairs of the Company from May 2017 to January 2019 and as the Vice President of Government and Public Affairs of the Company from February 2015 to May 2017. Mr. Kidwell has also served as the Director of Government and Public Affairs of the Company from December 2013 to February 2015. Prior to joining the Company in 2011, Mr. Kidwell was a shareholder at Lynch, Chappell & Alsup PC. Mr. Kidwell holds a Bachelor of Business Administration from Texas Tech University and a Juris Doctor from Texas Tech University School of Law.

Price L. Moncrief, age 40, has been the Senior Vice President of Corporate Development and Midstream since January 2019. Mr. Moncrief previously served as the Senior Vice President of Finance and Strategy of the Company from May 2017 to January 2019 and as the Vice President of Capital Markets and Strategy of the Company from May 2012 to May 2017. Mr. Moncrief joined the Company in 2010 as Director of Corporate Development. Prior to joining the Company, Mr. Moncrief was with Tudor, Pickering, Holt & Co. in the energy investment banking group and with J.P. Morgan in the natural resources investment banking group. Mr. Moncrief received a Bachelor of Science in Business Administration from Washington & Lee University and a Master of Business Administration from the University of Texas at Austin.

2019 PROXY STATEMENT	39

Erick Nelson, age 57, has been the Senior Vice President of Operations and Production of the Company since May 2017. Mr. Nelson previously served as the Vice President of Operations and Production of the Company from April 2012 to May 2017. Prior to joining the Company in 2004, Mr. Nelson served in various operations engineering positions at Concho Oil and Gas Corp. from 2001 until its sale in 2004. Mr. Nelson also served as an operations engineer for Concho Resources Inc., a predecessor company to the Company from 2000 until its sale in 2001. Mr. Nelson began his career working at Mewbourne Oil Company as an operations engineer from 1984 to 1995. Mr. Nelson holds a Bachelor of Science in Petroleum Engineering from Texas Tech University.

Brenda R. Schroer, age 43, has been the Senior Vice President, Chief Financial Officer and Treasurer of the Company since January 2019. Ms. Schroer previously served as the Senior Vice President, Chief Accounting Officer and Treasurer of the Company from May 2017 to January 2019. Ms. Schroer joined the Company as Vice President and Chief Accounting Officer in 2013 and was appointed Treasurer in 2016. Prior to joining the Company, Ms. Schroer was with Ernst & Young LLP since 1999. Her most recent position was Americas Oil & Gas Sector Resident within the national audit practice. Ms. Schroer received a Bachelor of Business Administration in Accounting from West Texas A&M University and a Master of Science in Accounting from Texas A&M University. Ms. Schroer is a certified public accountant in the state of Texas.

2019 PROXY STATEMENT	40

COMPENSATION DISCUSSION AND ANALYSIS

•	Executive Summary
•	Compensation Best Practices
•	Compensation Philosophy and Process
•	2018 Compensation Decisions
•	2019 Compensation Program Design
•	Other Compensation Practices and Policies

Executive Summary

The Company’s executive compensation program is designed to reward the leadership team for delivering results against its long-term objectives, which is how the Company creates value for its stockholders. The program’s design supports the Company’s strategy and aligns the interests of the Company’s executive team and stockholders by linking pay to a balance of financial, operational and other key performance metrics over the short and long-term. Awards are made using a mix of fixed and variable components with different time horizons and payout forms (cash and stock) to reward annual and sustained performance over the long-term while discouraging imprudent risk taking. At the 2018 annual stockholders’ meeting, stockholders approved the compensation of the Company’s named executive officers, with more than 98% of votes cast in favor.

2018 Performance Highlights

The Compensation Committee has made performance-based compensation an increasingly important element of executive officer compensation in recent years. Accordingly, it is important to review and understand the Company’s performance when looking at the Company’s 2018 executive compensation.

For the Company, 2018 was a year of strong performance achieved through solid execution and disciplined capital allocation. Importantly, our 2018 compensation decisions reflect delivery against our key priorities – aligning our capital spending (excluding acquisitions and midstream expansion projects) with cash flow from operating activities, prudently growing oil production, reducing our cost structure and building for the future with accretive acquisitions and strategic portfolio management. Based on the strong results in 2018, the Company’s executive officers received a cash bonus of 152% of target. The company’s absolute and relative shareholder return for the 2016-2018 performance period resulted in performance shares for that period being earned at 175% of target.

The Company’s notable achievements for 2018 include:

•

Capital Discipline. The Company continued to navigate a dynamic operating environment by allocating capital in a disciplined manner and directing investment to the highest-returning opportunities. For the third consecutive year, the Company aligned capital expenditures, excluding acquisitions and midstream expansion projects, with cash flow from operations.

•

Production Growth. The Company delivered total production growth of 36% and crude oil production growth of 41%. In addition, during 2018, the Company continued to advance large-scale project development, which the Company believes will drive capital-efficient growth and innovation.

•

Cost Control. The Company’s commitment to cost control and reducing leverage reduced per-unit cash costs – lease operating expenses, general and administrative expense and interest expense – by 4%, which improved the Company’s cash margin and reinforced the Company’s overall financial position.

•

Building for the Future. The past year saw significant enhancements in the Company’s asset portfolio. The Company acquired RSP Permian, Inc. (“RSP”) in the largest acquisition in the Company’s history. RSP’s large, highly complementary acreage position expanded the Company’s portfolio in the Permian Basin and reinforced the Company’s leadership position by creating one of the largest producers from unconventional shale in the Permian Basin. In addition to the RSP transaction, the Company bolstered its core position with acreage trades. These transactions provide for more efficient, large-scale, long-lateral development opportunities. The Company also divested non-core assets for $361 million in proceeds, bringing the Company’s total divestiture proceeds to approximately $1.5 billion since 2016.

•

Strong Financial Position. Underpinning the Company’s strategic efforts is a strong financial position. The Company ended 2018 with investment-grade credit ratings from Fitch, Moody’s and S&P. In connection with the closing of the acquisition of RSP, the Company completed two debt transactions that reduced the average interest rate on its senior notes outstanding to 4.4% from 4.9%.

2019 PROXY STATEMENT	41

•

Capital Returns to Stockholders. Reinforcing the Company’s commitment to value-driven growth and superior stockholder returns, in the fourth quarter of 2018, the Company announced plans to initiate capital returns to stockholders through a common dividend, which it initiated in March 2019.

•

Corporate Responsibility. During 2018, the Company maintained safety performance levels for the Company’s employees and contractors that significantly outperformed the Company’s industry peers. Additionally, the Board expanded the scope of the Reserves Committee to include oversight of the Company’s health, safety and environmental policies, programs and practices as the renamed Health, Safety, Environment and Reserves Committee

Executive Compensation Program

The key features of the Company’s executive compensation program for the Company’s Chairman and Chief Executive Officer, President and Chief Financial Officer (as of December 31, 2018) and the three most highly compensated executive officers for 2018 other than the two foregoing officers (“named executive officers” or “NEOs”) are outlined in this section:

Name	Title (as of December 31, 2018)
Timothy A. Leach	Chairman of the Board and Chief Executive Officer
Jack F. Harper	President and Chief Financial Officer
E. Joseph Wright*	Executive Vice President and Chief Operating Officer
C. William Giraud	Executive Vice President
J. Steve Guthrie*	Senior Vice President of Business Operations and Engineering
*

Mr. Guthrie ceased to serve as an officer of the Company on January 1, 2019 and Mr. Wright retired as an officer of the Company on January 5, 2019. Due to their roles as one of the three most highly compensated executive officers for 2018 other than the Chairman and Chief Executive Officer and the President and Chief Financial Officer, they are required to be identified as named executive officers for the 2018 year.

Objectives and Elements of the Company’s 2018 Total Compensation

The Company compensates its executive management using a mix of base salary, annual performance bonus and equity grants, with the following objectives:

•	attracting, retaining and motivating key executive officers critical to long-term success;
•	compensating those executive officers fairly and competitively for their responsibilities and accomplishments;
•	aligning management’s incentives with the long-term interests of the Company’s stockholders; and
•	paying for performance, both on a Company and individual basis.

The Company’s executive officer compensation program for 2018 was comprised of the following four components: base salaries, performance-based annual cash incentive awards, long-term equity incentive grants (time-based and performance-based) and a broad-based benefits program. The Compensation Committee determined the appropriate level for each compensation component during 2018 based on the Company’s recruiting and retention goals, its view of internal pay parity and consistency, peer group data and overall Company and individual performance. A significant majority of each executive’s compensation is considered variable and at risk to further align with stockholder interests.

CEO – 2018 Compensation Mix	Other NEOs – 2018 Compensation Mix

2019 PROXY STATEMENT	42

Compensation Element	Performance Period	Performance Measures/Vesting	What It Does
Base Salary	–	–	• Provides competitive fixed pay based on role and scope of responsibilities
Short-Term Incentive Awards	1 Year

•  Three-year  production growth per debt adjusted share

•  Cost control (direct lease operating expense per BOE; cash general and administrative expense per BOE)

•  Shareholder returns (absolute stock performance)

•  Capital productivity (absolute production growth; ratio of capital expenditures, excluding acquisitions and midstream system expansion costs, to after-tax cash flow)

•  Leadership and corporate responsibility

•  Operational efficiency and active portfolio management

• Aligns cash bonus with individual leadership, shareholder returns and company performance metrics • Measures performance against strategic initiatives pursued by the Company • Paid in cash
Long-Term Incentive Awards	3 Year Performance Period for Performance-based Incentive Awards (2018-2020)	• Performance-based restricted stock unit awards • Total shareholder return (TSR) versus peer group • Absolute annualized TSR	• Encourages sustainable, long-term financial performance along with executive retention • Paid in shares
	4 Years for Time-based Incentive Awards (2019-2022)	• Time-based restricted stock awards vest ratably over four years	• Aligns payout directly with shareholder value creation and executive retention • Paid in shares

As in previous years, the Compensation Committee, with the assistance of the Company’s independent compensation consultant, reviewed the compensation practices of the Company’s peer group and took actions in 2018 to align the Company’s compensation levels with those of the industry and with the Company’s long-term objectives. The Compensation Committee also considered the results of the advisory “say-on-pay” vote at the most recent annual stockholders meeting, in which the compensation of the named executive officers was approved by approximately 98% of stockholders voting. The Company’s key executive compensation decisions for 2018 are summarized below.

Key Compensation Decisions for 2018

•

Increased base salaries for officers by approximately 5% from their 2017 base salary level in order to align salary levels more closely with the market median for comparable positions at peer companies

•	Increased the weighting of 3-year production growth per debt-adjusted share metric and decreased the weighting of absolute production within the 2018 annual bonus plan

•	Included an ESG component to the discretionary portion of the 2018 annual bonus plan

•	Paid Short-Term Incentive Award of 152% of target based on achievement of 2018 goals

2019 PROXY STATEMENT	43

•

Granted Long-Term Incentive Awards of 50% restricted stock awards and 50% performance unit awards; except for the CEO who was granted approximately 33% restricted stock awards and approximately 67% performance unit awards

•

Modifications to compensation peer group to ensure that the peer group consists of oil and gas exploration and production companies with enterprise value similar to the Company and who potentially compete with the Company for executive talent

Say On Pay Vote

At the 2018 annual stockholders’ meeting, stockholders approved the compensation of the Company’s named executive officers, with more than 98% of votes cast in favor. The Company has historically received strong stockholder support for its executive compensation program with more than 98% of votes cast in favor every year since the Company started holding an advisory stockholder vote to approve the compensation of named executive officers. Consistent with this strong showing of stockholder approval, the Company has not undertaken any material changes to the Company’s executive compensation programs directly in response to the outcome of these votes. The Board of Directors previously determined to hold an advisory vote on the compensation of the named executive officers every year until the next required advisory vote on the frequency of future advisory votes. The next stockholder advisory vote on the frequency of stockholder advisory votes on compensation will be held at the 2023 Annual Meeting of Stockholders.

Compensation Best Practices

The Compensation Committee believes that the Company’s executive compensation program follows best practices aligned with long-term stockholder interests. Below are highlights of the Company’s compensation practices:

What the Company Does

Pay for Performance – The annual cash bonus plan is tied to annual operational and financial goals, while preserving the Compensation Committee’s ability to qualitatively assess the performance of the Company’s named executive officers. A significant component of the Company’s named executive officers’ compensation is in the form of performance units, which are based on both the Company’s absolute stockholder return and relative stockholder return as compared to the Company’s peers over a three-year period.

Align Compensation with Long-Term Performance – Approximately 75% of the annual compensation of each of the Company’s named executive officers is in the form of equity incentive grants with long-service vesting requirements of a three-year “cliff” performance period for performance units and a four-year ratable vesting schedule for restricted stock awards.

Robust Stock Ownership Guidelines – The Company has adopted strong stock ownership guidelines, which all named executive officers currently meet.
Independent Compensation Consultant – The Compensation Committee has retained an independent compensation consultant that provides no other paid services to the Company.

Treatment of Performance Units Upon Change of Control – For performance units included as part of the annual award, the Company will payout such performance units based on actual performance through the date of the change in control in the event of a change of control.

Double-Trigger Equity Vesting Acceleration – For restricted stock and stock options, the Company includes a double-trigger mechanism so that accelerated vesting will only occur upon termination without cause or for good reason in the event of a change of control.

Review Comparative Compensation Data – The Compensation Committee reviews comparative compensation data for executive officers prior to making annual executive compensation decisions.
Executive Succession Planning and Leadership Development – The Board dedicates significant time to executive succession planning and leadership development each year.

2019 PROXY STATEMENT	44

What the Company Doesn’t Do
No Excise Tax Gross-Ups Upon Change of Control
No Repricing Underwater Stock Options
No Hedging or Pledging Shares of the Company by Directors or Officers
No Guaranteed Bonuses
No Excessive Perquisites
No Base Salary Severance Multipliers in Excess of 2.0x for Any NEO

The tables above reflect the 2018 executive compensation program. Certain changes were made to the 2018 compensation program for 2019 (see 2019 Compensation Program Design on page 52).

Compensation Philosophy and Process

The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;
•	compensate those executive officers fairly and competitively for their responsibilities and accomplishments;
•	align the interests of the Company’s executive officers with those of its stockholders; and
•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, both performance and time-based long-term equity incentive compensation and broad-based benefit programs.

In determining total compensation for the Company’s executive officers, the Compensation Committee aligns management incentives with long-term value creation for the Company’s stockholders. To that end, the Compensation Committee targets total compensation to be such that base salaries are near the market median and that annual cash incentives and long-term incentives provide the opportunity to realize total compensation above the 50th percentile of the Company’s peer group, if individual and Company performance warrants. In keeping with its philosophy of “pay for performance,” the Compensation Committee may award total compensation amounts that exceed or fall short of market median.

The Compensation Committee works with the executive management team and Meridian Compensation Partners, its independent compensation consultant, to ensure the compensation program aligns with industry standards and has a balanced design that aligns compensation and performance. The roles and the responsibilities of the Compensation Committee, the Company’s management and Meridian are summarized here.

Compensation Committee (4 Independent Directors)

The Compensation Committee approves all compensation decisions relating to the Company’s executive officers, oversees the Company’s compensation benefit plans and oversees the Company’s stock incentive plan (including reviewing and approving all equity grants to the Company’s executive officers). The Compensation Committee is empowered by the Board of Directors and by the Compensation Committee’s charter to make all decisions regarding compensation for the Company’s executive officers. In his role as chairman of the Compensation Committee, Mr. Easter sets the Compensation Committee’s meeting agendas, meeting times and calendar. In addition, the Compensation Committee members speak frequently with each other concerning compensation matters outside of regularly scheduled Compensation Committee meetings. Mr. Easter regularly reports to the entire Board of Directors regarding compensation matters and calls upon counsel, the Company’s independent compensation consultant and the expertise of other members of the Board of Directors as he and the other members of the Compensation Committee deem advisable.

The Company’s Executive Management Team

The Compensation Committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation for the Company’s Chief Executive Officer. The Compensation Committee meets with the Chief Executive Officer in making other executive officer compensation determinations. The Company’s Chief Executive Officer reviews other executive officers’ performance with the Compensation Committee and makes recommendations with respect to appropriate base salaries, awards under the Company’s annual cash incentive plan and grants of long-term equity incentive awards for the other executive officers. Based in part on these recommendations from the Company’s Chief Executive Officer and other considerations discussed below, the Compensation Committee establishes and approves the compensation package for each of the Company’s other executive officers.

2019 PROXY STATEMENT	45

  Meridian Compensation Partners (Consultant to the Company’s Compensation Committee)

For 2018 compensation, the Compensation Committee engaged Meridian as its independent compensation consultant. Meridian reports only to the Compensation Committee; although, it may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignments and may make reports and presentations to and on behalf of the Compensation Committee that the Company’s executive officers also receive. Representatives from the compensation consultant attend certain of the Compensation Committee meetings and advise the Compensation Committee on an ongoing basis with regard to general trends in director and executive compensation matters, including (i) competitive market analysis; (ii) incentive plan design; (iii) peer group selection; and (iv) other matters requested from time to time by the Compensation Committee. The Compensation Committee has engaged Meridian again for 2019. The Compensation Committee has the sole authority to hire and terminate its compensation consultant, and the Compensation Committee is not under any obligation to follow the advice or recommendations of any consultant it chooses to engage.

In engaging Meridian for 2018, the Compensation Committee considered the six factors delineated by the SEC in Rule 10C-1 of the Securities Exchange Act of 1934 and the listing standards of the NYSE and determined that Meridian was independent with no conflicts of interest.

Compensation Peer Group

The Compensation Committee has selected a group of companies that it considers a peer group for executive compensation analysis purposes. For 2018, the Compensation Committee’s independent compensation consultant, Meridian, compiled compensation data for the peer group from its North America Oil & Gas Exploration and Production Compensation Survey, as well as publicly filed documents. The Compensation Committee uses the compensation data to compare the compensation of the Company’s executive officers to comparably titled persons at companies within its peer group, generally targeting base salaries for the Company’s executive officers which are near the market median of its peer group, and targeting annual cash and long-term incentives so that the Company’s executive officers will have the opportunity to realize total compensation above the 50th percentile of the Company’s peer group if Company and individual performance warrants such compensation. The Compensation Committee also uses the Company’s peer group, for performance unit purposes, to measure the Company’s total stockholder return relative to the Company’s peer group. As a result of varying executive leadership structures across the Company’s peer companies, the Compensation Committee also considers peer compensation data summarized by order of pay (i.e., second highest paid, third highest paid, etc.) and aggregated by the compensation opportunity of the named executive officers collectively as a management team at each peer company.

Each year, the Compensation Committee reviews the composition of the Company’s peer group to ensure that the peer group consists of oil and gas exploration and production companies with enterprise value similar to the Company and who potentially compete with the Company for executive talent. For 2018, no changes were made following this evaluation.

The Company’s peer group for 2018 compensation purposes consisted of:

• Anadarko Petroleum Corporation • Apache Corporation • Cabot Oil & Gas Corporation • Cimarex Energy Company • Continental Resources, Inc. • Devon Energy Corporation	• Diamondback Energy, Inc. • EOG Resources, Inc. • Hess Corporation • Marathon Oil Corporation • Newfield Exploration Company • Noble Energy, Inc.	• Occidental Petroleum Corporation • Pioneer Natural Resources Company • Range Resources Corporation • Southwestern Energy Company

2019 PROXY STATEMENT	46

The following chart illustrates the Company’s size compared to the 2018 compensation peer group based on enterprise value as of December 31, 2018.

Enterprise Value ($ in millions)
EOG Resources, Inc.	$55,877
Occidental Petroleum Corporation	$54,135
Anadarko Petroleum Corporation	$39,664
Concho Resources Inc.	$23,661
Pioneer Natural Resources Company	$23,282
Continental Resources, Inc.	$20,816
Apache Corporation	$19,050
Hess Corporation	$17,314
Noble Energy, Inc.	$15,857
Devon Energy Corporation	$13,949
Diamondback Energy, Inc.	$11,481
Cabot Oil & Gas Corporation	$10,873
Marathon Oil Corporation	$10,646
Range Resources Corporation	$6,526
Cimarex Energy Co.	$6,380
Southwestern Energy Company	$5,545
Newfield Exploration Company	$5,119
75th Percentile	$23,282
Mean	$20,010
Median	$15,857
25th Percentile	$10,646
Concho Percentile Rank	78%

2018 Compensation Decisions

Base Salaries

The Company pays base salaries to provide a minimum, fixed level of cash compensation for its officers. The Compensation Committee believes that paying base salaries near the market median is necessary to achieve the Company’s compensation objectives of attracting and retaining executives with the appropriate abilities and experience required to lead the Company. On an annual basis, the Compensation Committee reviews salary ranges and individual salaries for each of the Company’s officers as compared to the salaries of comparable officer positions in the Company’s peer group. In December 2017, the Compensation Committee established 2018 base salary levels for each officer after consideration of market median pay levels, the individual’s responsibilities, skills and experience, and the base salaries of others on the executive team. Based on its review, the Compensation Committee determined that the base salaries of the officers should be increased by approximately 5% from their 2017 base salary level.

Annual Cash Incentives

At the beginning of each year, the Compensation Committee establishes an annual performance bonus program, which is designed to reward the Company’s executive officers for achieving both short and long-term performance and strategic goals. Performance is judged at the end of the year based on execution on certain objective metrics as well as other performance criteria although the Compensation Committee retains discretion to determine the ultimate bonus amount to be paid.

2019 PROXY STATEMENT	47

2018 Annual Incentive Design

Each named executive officer is assigned a target bonus as a percentage of year-to-date base salary earnings, based on the pay level that the Compensation Committee deems to be competitive and appropriate assuming all of the Company’s performance measures are achieved at the “goal” level. In addition, the Compensation Committee reviews target bonus percentages for similarly-titled and compensation-ranked executives of the Company’s peer group when setting the target bonus percentage for each named executive officer of the Company. Actual bonuses generally range from zero to two times a participant’s target percentage based on the Compensation Committee’s assessment of the Company’s performance and that of each named executive officer. The bonus awards made to the Company’s named executive officers for 2018 were determined using the following formula:

Target bonuses for 2018, as percentages of year-to-date base salary earnings for the named executive officers, were as follows:

Name	2018 Target Bonus % of YTD Base Salary Earnings
Timothy A. Leach	125%
Jack F. Harper	105%
E. Joseph Wright	100%
C. William Giraud	100%
J. Steve Guthrie	80%

Objective Performance Measures

The objective performance measures comprise 60% of a named executive officer’s total target opportunity under the annual bonus program and derive from the Company’s annual business plan to reflect the key strategic and business goals for that year. The Compensation Committee believes that these performance measures contribute to stockholder returns by appropriately concentrating the executives’ attention on factors that serve as indicators of how effectively the Company is conducting its operations. For each 2018 performance measure, the Company established performance targets for the year consistent with the Company’s financial and strategic plans. For each of the specific performance measures, the Compensation Committee established “threshold”, “goal” and “stretch” targets. Threshold, goal and stretch level performance results in a 0%, 100% and 200% payout, respectively. The table below shows the objective performance measures and weighting determined by the Compensation Committee and the Company’s performance results for fiscal year 2018. Core capital expenditures do not include subsequently approved acquisitions or midstream system expansion costs.

2019 PROXY STATEMENT	48

2018 Objective Performance Measures and Performance Payout Percentage

Performance Measure	Weighting	2018 Threshold (0%)	2018 Goal (100%)	2018 Stretch (200%)	2018 Performance Results	Earned Performance Total
Three-Year Production Growth per Debt Adjusted Share	12.5%	0%	7.5%	15%	10%	133.5%
Ratio of Capital Expenditures, Excluding Acquisitions and Midstream System Expansion costs, to After-Tax Cash Flow(1)	10%	1.1x	1.0x	0.9x	1.0x	100%
Direct Lease Operating Expense per BOE	10%	$6.50	$6.25	$6.00	$6.14	144%
Cash General and Administrative Expense per BOE	10%	$2.80	$2.65	$2.50	$2.38	200%
Absolute Stock Performance	10%	0%	7.5%	15%	(31.6%)	0%
Absolute Production Growth (MMBoe)	7.5%	81.6	83	84.4	96.0	200%
TOTAL	60%	—	—	—	—	76.09%

(1)	After-tax cash flow is defined as cash flows from operating activities before changes in (i) operating assets and liabilities and (ii) cash exploration expense.

Discretionary Component

The discretionary component comprises the other 40% of a named executive officer’s total target opportunity under the annual bonus program and encourages achievement of both short and long-term strategic goals. With respect to the discretionary component, the Compensation Committee evaluates factors of company performance not otherwise considered by the objective performance measures, including health and safety, environmental, social and governance, advancement and promotion of operational efficiencies, active portfolio management, succession planning and talent development, cost control, balance sheet management, long-term strategic goals and other factors determined by the Compensation Committee.

In evaluating the performance of the named executive officers for 2018, the Compensation Committee considered the following performance factors:

•	productivity and efficiency improvements, including continuation of completion optimization and transition to manufacturing mode;
•	optimization of organization size and structure for current business environment, along with implementing a fulsome leadership development program;
•	strategically managing the portfolio for success through accretive acquisitions, trades and divestitures;
•	promoting a culture of corporate responsibility by focusing on health, safety and ESG factors;
•	effectively integrating the RSP acquisition;
•	controlling costs, including capital, lease operating expenses, general and administrative and interest expenses; and
•	maintaining a strong balance sheet.

In determining the discretionary component of the 2018 cash bonus award, the Compensation Committee evaluated the overall performance of the named executive officers as excellent.

Total Annual Incentive Award

Following the Compensation Committee’s assessment of the Company’s and each named executive officer’s performance in 2018, the Compensation Committee determined bonus awards for the Company’s named executive officers as follows:

Name	2018 Base Salary Earned	Target Bonus Percentage	Objective Performance Points	Discretionary Component Points	2018 Bonus Award
Timothy A. Leach	$1,050,000	125%	76.09	75.91	$1,995,000
Jack F. Harper	675,000	105%	76.09	75.91	1,077,300
E. Joseph Wright	600,000	100%	76.09	75.91	600,000(1)
C. William Giraud	625,000	100%	76.09	75.91	950,000
J. Steve Guthrie	480,000	80%	76.09	75.91	583,680

(1)

In accordance with the terms of his Retirement Agreement (described in greater detail below), Mr. Wright was eligible to receive an annual bonus for 2018 in the amount of $600,000 to be paid on or before January 5, 2019, provided that Mr. Wright remained continuously employed by the Company until such date.

2019 PROXY STATEMENT	49

Long-Term Incentive Awards

The annualized value of long-term equity incentive compensation is intended to be the largest component of each named executive officer’s overall compensation package because the Compensation Committee believes significant emphasis on stock-based compensation effectively aligns the interests of the Company’s named executive officers with those of its stockholders, providing incentive to the Company’s named executive officers to focus on the long-term success of the Company. In addition, the Company has historically utilized multi-year vesting periods, typically four years, when granting time-based long-term equity incentive compensation to facilitate the compensation objective of retaining the Company’s named executive officers, although certain events may modify the general vesting schedule of the awards, as described in more detail below within the section titled “Potential Payments Upon a Termination or Change of Control.”

The total target value of each named executive officer’s annual long-term equity incentive award is set in the first quarter each year and is based significantly on the Compensation Committee’s review of peer group data provided by its compensation consultant and the Compensation Committee’s view of each executive officer’s role and contribution at the Company. Target award values are set by the Compensation Committee for each officer using the Company’s peer group data and individual performance, which is consistent with the Compensation Committee’s overall compensation philosophy. In addition to peer group data, the Compensation Committee considers and reviews individual performance and the Company’s performance to determine the value of each individual officer’s long-term equity incentive award, which may vary above or below the median for that particular officer. The Company’s annual awards are determined based on a targeted dollar value. The Compensation Committee determined for 2018 to grant 50% of the annual equity awards in the form of time-based restricted stock and 50% in the form of a performance-based equity compensation award (described below), with Mr. Leach receiving a grant of approximately 33% of his annual equity awards in the form of time-based restricted stock and approximately 67% in the form of a performance-based equity compensation award.

Based on the foregoing considerations, in January 2018 the Company granted time-based restricted stock and performance unit awards to the named executive officers as follows:

Name	Number of Shares Subject to Restricted Stock Awards	Target Number of Shares Issuable Under Performance Unit Awards	Granted Target Value(1)
Timothy A. Leach	17,100	34,200	$7,750,000
Jack F. Harper	12,412	12,412	$3,750,000
E. Joseph Wright	11,253	11,253	$3,400,000
C. William Giraud	11,584	11,584	$3,500,000
J. Steve Guthrie	4,965	4,965	$1,500,000

(1)	Based on the average of the high and low market-quoted sales price of the Company’s common stock on December 29, 2017.

The performance units granted to the named executive officers were granted with respect to a performance period that began on January 1, 2018, and will end on December 31, 2020. The peer group applicable to the performance units granted in January 2018 is the same peer group that is identified above under the heading “Compensation Peer Group.”

Each performance unit represents the holder’s right to receive one share of the Company’s common stock, provided that certain performance criteria are met during a specified time period and that the named executive officer remains employed during such specified performance period. The number of shares of the Company’s common stock that may be delivered pursuant to the settlement of that performance unit will range from 0% to 300% of the target number of performance units granted, subject to the level of satisfaction of the performance goal achieved. The performance goal applicable to the performance units is a combination of a total stockholder return (“TSR”) relative to the Company’s peer group with a modifier determined based on the Company’s absolute annualized TSR during the performance period.

TSR (for the Company or for a peer company, as applicable) is defined as the percentage rate of return that stockholders receive through stock price changes and the receipt of cash dividends, if any, paid over the specific performance period, using the following formula:

TSR Closing Value Initial Value Cash Dividends Initial Value

“Closing Value” generally means the average of the closing price of the common stock on each trading day during the period that begins on the first day of the calendar month in which the last day of the performance period occurs and ending on the last day of the performance period. The “Initial Value” is generally defined to mean the average of the closing price of the common

2019 PROXY STATEMENT	50

stock on each trading day in the calendar month immediately preceding the performance period. The “Cash Dividends” will be the sum of any cash dividends paid during the applicable performance period.

The relative TSR for the performance units will compare the Company’s TSR to the TSR of the Company’s peer group over the performance period. Using straight line interpolation between levels, the applicable percentage of target performance units that may be earned with respect to the relative TSR goal will be as follows:

Company’s Relative Ranking	Applicable Percentage
90th Percentile or Above	200%
70th Percentile	150%
50th Percentile	100%
25th Percentile	50%
Below the 25th Percentile	0%

The Company’s relative TSR performance will be modified if the Company’s absolute TSR is negative or greater than 15% as follows:

Company’s Annualized Total Stockholder Return for the Performance Period	Applicable Modifier
Less than 0%	50%
0% to 15%	100%
Greater than 15%	150%

At the end of the performance period, the Compensation Committee must certify whether and to the extent that the performance goals have been achieved and will determine the number of performance units, if any, determined to be earned for the performance period. The number of performance units deemed to be earned will equal the product of the target number of performance units initially granted to the individual multiplied by the percentage determined with respect to relative TSR under the table above and multiplied by the absolute TSR modifier. Like the restricted stock awards, certain events may modify the general payout schedule of the performance units, as described in more detail below within the section titled “Potential Payments Upon a Termination or Change of Control.”

The performance units granted to the named executive officers in January 2016 for the 2016-2018 performance period were eligible to be certified by the Compensation Committee upon the end of the performance period on December 31, 2018. The Compensation Committee evaluated relative TSR (based on the Company’s peer group at the time such performance units were granted in January 2016) and absolute annualized TSR during the performance period. The number of performance units deemed to be earned for the 2016-2018 period were as follows:

Name	Target Number of Performance Unit Awards	Company’s Relative Ranking	Relative TSR Payout Percentage	Company’s Annualized TSR	Absolute TSR Modifier	Actual Payout of Shares
Timothy A. Leach	46,703	80th Percentile	175%	4.44%	100%	81,731
Jack F. Harper	16,167	80th Percentile	175%	4.44%	100%	28,293
E. Joseph Wright	18,322	80th Percentile	175%	4.44%	100%	32,064
C. William Giraud	14,011	80th Percentile	175%	4.44%	100%	24,520
J. Steve Guthrie	8,084	80th Percentile	175%	4.44%	100%	14,147

2019 PROXY STATEMENT	51

2019 Compensation Program Design

The Compensation Committee reviewed the design of the Company’s executive compensation program and made changes intended to further emphasize pay-for-performance and recognize the Company’s strategic initiatives. The following table summarizes the key changes for 2019.

Key Changes to 2019 Executive Compensation Program

•   Increased base salaries for officers by approximately 10% from their 2018 base salary level in connection with multiple promotions and to align the management team with the new size and scale of the business.

•   Consistent with the expansion of responsibilities for Jack F. Harper as President and C. William Giraud as Executive Vice President and Chief Operating Officer, they were each awarded special succession equity awards consisting of a mix of time-based restricted stock and performance units that are eligible to be earned over a ten-year period following the date of grant to incentivize retention and sustained, long-term performance.

•   Adopted new forms of award agreement for both our time-based restricted stock and annual performance unit awards that provide for double trigger vesting acceleration in connection with a change in control of the company and implement pro-rata vesting upon certain terminations of employment outside of a change in control.

•   Adopted a new Executive Severance Plan, which replaces existing individual employment agreements with the named executive officers and provides for a uniform severance policy applicable to the executive team.

•   Increased percentage of performance-based equity relative to total target compensation to Jack F. Harper, President.

2019 Compensation Peer Group

The Compensation Committee annually reviews the compensation peer group. The Compensation Committee considers companies across a number of relevant factors and companies with which the Company competes for executive talent. In addition, the Compensation Committee identified prominent S&P 500 companies, generally with similar degrees of business complexities as the Company. The Compensation Committee believes that the companies listed below are a reasonable group to compare competitive practices.

• Anadarko Petroleum Corporation • Apache Corporation • Cabot Oil & Gas Corporation • Cimarex Energy Company • ConocoPhillips	• Continental Resources, Inc. • Devon Energy Corporation • Diamondback Energy, Inc. • EOG Resources, Inc. • Hess Corporation	• Marathon Oil Corporation • Noble Energy, Inc. • Occidental Petroleum Corporation • Parsley Energy Inc. • Pioneer Natural Resources Company

2019 PROXY STATEMENT	52

The following chart illustrates the Company’s size compared to the 2019 compensation peer group based on enterprise value as of December 31, 2018.

Enterprise Value ($ in millions)
ConocoPhillips	$80,683
EOG Resources, Inc.	$55,877
Occidental Petroleum Corporation	$54,135
Anadarko Petroleum Corporation	$39,664
Concho Resources Inc.	$23,661
Pioneer Natural Resources Company	$23,282
Continental Resources, Inc.	$20,816
Apache Corporation	$19,050
Hess Corporation	$17,314
Noble Energy, Inc.	$15,857
Devon Energy Corporation	$13,949
Diamondback Energy, Inc.	$11,481
Cabot Oil & Gas Corporation	$10,873
Marathon Oil Corporation	$10,646
Parsley Energy, Inc. Class A	$7,213
Cimarex Energy Co.	$6,380
75th Percentile	$27,662
Mean	$25,677
Median	$18,182
25th Percentile	$11,329
Concho Percentile Rank	71%

2019 Long Term Incentive Awards

For 2019, the Compensation Committee process for making long-term incentive awards was similar to the process for 2018. The Compensation Committee determined for 2019 to grant 50% of the annual equity awards in the form of time-based restricted stock and 50% in the form of a performance-based equity compensation award (described below), with Mr. Leach receiving a grant of approximately 33% of his annual equity awards in the form of time-based restricted stock and 67% in the form of a performance-based equity compensation award and with Mr. Harper receiving a grant of approximately 40% of his annual equity awards in the form of time-based restricted stock and 60% in the form of a performance-based equity compensation award. The 2019 performance units granted to the named executive officers were granted with respect to a performance period that began on January 1, 2019, and will end on December 31, 2021. The peer group applicable to the performance units granted in January 2019 is the peer group that is identified below under the heading “Updated Compensation Peer Group.”

In January 2019, the Company granted restricted stock and performance unit awards to its named executive officers as follows:

Name	Number of Shares Subject to Restricted Stock Awards	Target Number of Shares Issuable Under Performance Unit Awards	Granted Target Value(1)
Timothy A. Leach	26,940	53,879	$8,300,000
Jack F. Harper	15,969	23,954	$4,100,000
C. William Giraud	18,014	18,014	$3,700,000
E. Joseph Wright(2)	–	–	–
J. Steve Guthrie(3)	–	–	–

(1)	Based on the average of the high and low market-quoted sales price of the Company’s common stock on December 31, 2018.

(2)	Mr. Wright retired as an officer of the Company on January 5, 2019.

(3)	Mr. Guthrie ceased to serve as an officer of the Company on January 1, 2019.

2019 PROXY STATEMENT	53

Other Compensation Practices and Policies

Dividend Rights for Equity Awards

The time-based restricted stock awards and the performance units that were granted in 2018 each were designed to provide the holder with certain dividend rights. With respect to the time-based restricted stock awards, when dividends are paid on the common stock during the vesting period for that award, any dividends that are paid in the form of the Company’s common stock will be subject to the same time-based vesting schedule as the underlying award, while dividends that are paid in any other form (including cash) shall be paid to the award holder no later than the end of the calendar year in which the dividend is paid, but in no event later than March 15th of the calendar year following the year in which the dividend is paid. With respect to the performance unit awards, the award holder received dividend equivalent rights, which means that when the Company pays cash dividends on its common stock during the performance period, the dividend value attributable to the common stock underlying each outstanding performance unit will be accumulated in a bookkeeping account and paid to the award holder if and when and to the extent that the underlying performance unit is settled. However, dividend equivalent rights are capped at the target number of the performance units granted, even if the performance unit is settled at a level that is above target.

Stock Ownership Guidelines

The Board has established stock ownership guidelines under which the Company’s Chief Executive Officer is expected to own shares of the Company’s common stock having a market value of at least five times his base salary, and each of the Company’s other executive officers is expected to own shares of the Company’s common stock having a market value of at least three times his or her respective base salary. All executive officers are expected to meet these guidelines within three years of becoming an executive officer. The Company’s stock ownership guidelines are designed to increase an executive’s equity stake in the Company and to align an executive’s interests more closely with those of the Company’s stockholders. As of December 31, 2018, all of the Company’s executive officers were in compliance with the stock ownership guidelines.

Anti-Hedging, Anti-Pledging Policy

The Company’s Insider Trading Policy expressly prohibits directors and officers from entering into equity derivative or other financial instruments that would have the effect of limiting rewards and downward market risk of owning the Company’s securities (including equity securities received as part of the Company’s compensation program). In addition, the policy prohibits directors and officers from purchasing Company securities on margin and pledging such securities as security for loans (including with respect to a margin account).

Potential Payments Upon a Termination or Change of Control

During 2018, the Company maintained an employment agreement with each of the named executive officers that provided potential severance payments upon the termination of their employment in certain situations. The Company’s current named executive officers’ employment agreements were all substantially similar, except for the Retirement Agreement the Company entered into with Mr. Wright in May 2017 that governed his transition into retirement, which is described in greater detail within the section below titled “Potential Payments Upon a Termination or Change of Control.”

Generally, in the event that the employment of a named executive officer was terminated by the Company other than for “cause” (and not by reason of death or disability) or if a named executive terminated his employment following a “change in duties,” the executive would have received severance equal to eighteen months of base salary (twenty-four months of base salary in the case of Mr. Leach and twelve months of base salary in the case of Mr. Guthrie) as well as up to twelve months continued medical benefits. If the same termination event had fallen within the two year period immediately following a change of control, each of the Company’s named executive officers would have been entitled to an increased severance payment equal to two years of base salary (eighteen months of base salary in the case of Mr. Guthrie) and average annual bonus, accelerated vesting of any unvested stock option and restricted stock awards, and up to eighteen months continued medical benefits.

Each of the outstanding performance unit award agreements held by the named executive officers provides that, in the event of a change of control of the Company during the performance period, the TSR relative to the Company’s peer group and the Company’s absolute annualized TSR will be determined based on actual performance as if the performance period ended on the date of the change of control, and outstanding performance units will be settled immediately following such date.

Effective January 1, 2019, the Company adopted an Executive Severance Plan and entered into a participation agreement thereunder with each of the named executive officers (other than Mr. Wright and Mr. Guthrie). Pursuant to the participation agreements, effective January 1, 2019, the benefits under the Executive Severance Plan will replace the employment agreements between the Company and each of the executive officers. The Executive Severance Plan provides that in the event that employment of a participating executive officer is terminated by the Company other than for “cause” (and not by reason of death or disability) or if the executive officer terminated his or her employment for “good reason,” the executive is entitled to receive severance benefits consisting of (i) base salary continuation for a specified number of months (24 for the Chief Executive Officer, 21 for the President, 18 for Executive Vice Presidents and 15 for Senior Vice Presidents), (ii) a pro-rated target annual cash bonus for the year of termination (based on the number of days employed during the year of

2019 PROXY STATEMENT	54

termination), (iii) up to 18 months of Company-paid COBRA coverage, (iv) up to $15,000 of outplacement services, (v) pro-rated vesting of all outstanding and unvested time-based equity awards (based on the number of days employed during the applicable vesting period), and (vi) pro-rated vesting of outstanding and unvested performance-based equity awards (based on the number of days employed during the applicable performance period and assuming performance over the performance period at a rate equal to the lower of target or the actual level of performance through the date of termination). Under the Executive Severance Plan, if such a termination of employment occurs within the two year period immediately following a change of control, the executive would be entitled to the benefits described in the preceding sentence, except that the salary continuation described in clause (i) would be replaced by a lump sum cash payment equal to a multiple of the executive’s base salary plus their average three year bonus (3.0 for the Chief Executive Officer, 2.75 for the President, 2.5 for Executive Vice Presidents and 2.25 for Senior Vice Presidents), the vesting acceleration described in clause (v) would be 100% of the unvested time-based equity awards rather than a pro-rated portion and the vesting acceleration described in clause (vi) would be 100% of the unvested performance-based equity awards based on the actual level of performance through the date of the change in control rather than a pro-rated portion. The Executive Severance Plan also provides for a lump sum cash payment equal to the executive’s base salary and a pro-rated target annual bonus payment, along with full vesting acceleration of time-based and performance-based equity awards (based on the greater of target or actual performance) in the event that a participating executive officer dies or becomes disabled while employed by the Company.

The Company believes that these severance and change of control arrangements mitigate some of the risk that exists for executives working in a publicly owned company. These arrangements are intended to attract and retain qualified executives that could have job alternatives that may appear to them to be less risky absent these arrangements. Because of recent significant volatility in the oil and natural gas industry, the transactional nature of the industry historically, and the quality of the Company’s workforce and asset base, there is a possibility that the Company could be acquired in the future. Accordingly, the Company believes that the larger severance packages resulting from terminations related to change of control transactions provide an incentive for executives to continue to help successfully execute such a transaction from its early stages until consummation. The Compensation Committee believes that these severance and change of control arrangements provide important protection to the Company’s executive officers, are consistent with the practices of peer companies and are appropriate for the attraction and retention of executive talent. More information on these severance and change of control agreements can be found below under “Potential Payments Upon a Termination or Change of Control.”

Other Benefits

The Company’s executive officers are eligible to participate in all of the Company’s broad-based employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and 401(k) plan, in each case on the same basis as other employees, subject to applicable law. The Company provides vacation and other paid leave to all employees, including the Company’s executive officers, which are comparable to those provided within the oil and natural gas industry. The Company also pays the costs of the executive officers’ annual extensive physical examination. The Company’s executive officers are also eligible to use The Ayco Company, L.P. (“Ayco”) to assist with both financial counseling and personal tax preparation services.

During 2018, the Company utilized corporate aircraft to facilitate the travel of certain of the Company’s employees in a safe manner and with the best use of their time. Pursuant to the Company’s Aircraft Usage Policy, Mr. Leach, Mr. Harper and Mr. Giraud may utilize the Company’s aircraft for business travel and reasonable personal travel in North America. The amount of reasonable personal use of the Company’s aircraft is reviewed by the Compensation Committee quarterly.

Aggregate incremental cost for personal aircraft usage was determined by calculating the variable costs (which include fuel, catering, aircraft maintenance, landing fees and trip related hangar, parking and pilot costs) for each aircraft during the year, dividing that amount by the total number of hours flown by the aircraft, and multiplying the result by the hours flown for personal use during the year. On occasions when the spouse or other family members of an executive officer accompanies the executive on a flight, no additional direct operating cost is incurred under the foregoing methodology.

Tax Policies

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to each of the Company’s “covered employees.” For tax years beginning on or prior to January 1, 2018, there was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. For taxable years beginning after December 31, 2017, this exemption has been repealed by the Tax Cuts and Jobs Act for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. The performance unit awards granted in 2017 and 2016 were intended to provide performance-based incentive compensation that would be deductible under Section 162(m) of the Code. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible. In addition, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. It should be noted that tax deductibility is only one factor the Compensation Committee uses in determining executive compensation.

2019 PROXY STATEMENT	55

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed this Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Compensation Committee

William H. Easter III (Chairman)

Gary A. Merriman

Mark B. Puckett

John P. Surma

2019 PROXY STATEMENT	56

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the 2015 Stock Incentive Plan, contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The table below sets forth information regarding fiscal year 2018 compensation awarded to, earned by or paid to the Company’s named executive officers, which includes the Company’s Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than its Chief Executive Officer and Chief Financial Officer for fiscal year 2018. The table also sets forth information regarding compensation for the named executive officers during fiscal years 2017 and 2016, where applicable.

2018 Summary Compensation Table

Name and Principal Position (as of December 31, 2018)	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Timothy A. Leach Chairman and Chief Executive Officer	2018 2017 2016	$1,050,000 1,050,000 1,000,000	$9,977,380 8,683,749 7,494,709	$1,995,000 2,231,250 2,143,750	$294,776 273,765 171,778	$13,317,156 12,238,764 10,810,237
Jack F. Harper President and Chief Financial Officer	2018 2017 2016	675,000 606,077 550,000	4,560,696 3,796,680 3,332,665	1,077,300 1,030,330 943,250	102,360 71,525 53,026	6,415,356 5,504,612 4,878,941
E. Joseph Wright Executive Vice President and Chief Operating Officer	2018 2017 2016	600,000 600,000 575,000	4,134,830 4,442,333 3,776,897	600,000 1,020,000 986,125	129,564 132,556 70,980	5,464,394 6,194,889 5,409,002
C. William Giraud Executive Vice President	2018 2017 2016	625,000 565,538 525,000	4,256,454 3,559,467 2,888,228	950,000 961,415 900,375	74,658 87,750 53,314	5,906,112 5,174,170 4,366,917
J. Steve Guthrie Senior Vice President of Business Operations and Engineering	2018 2017 2016	480,000 460,000 440,000	1,824,352 1,779,734 1,666,436	583,680 625,600 603,680	31,492 44,366 38,092	2,919,524 2,909,700 2,748,208

(1)

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of the restricted stock and performance unit awards computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeiture. The performance unit awards granted in 2018, 2017 and 2016 are subject to market conditions and have been valued based on the probable outcome of the market conditions as of the grant date of the awards. Additional detail regarding the Company’s share-based awards is included in Note 7 to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent payouts under the 2018 annual performance bonus program. For more information regarding these payouts, please read “Annual Cash Incentives” on page 47.

2019 PROXY STATEMENT	57

(3)

The amounts reported for 2018 in the “All Other Compensation” column consist of (i) the Company’s matching contributions on behalf of each named executive officer under the Company’s 401(k) plan, (ii) life insurance premiums, (iii) the cost of an annual physical, (iv) personal aircraft usage, (v) personal usage of the Company’s corporate apartment in Houston and (vi) the cost of financial and benefits counseling services provided by Ayco. Personal aircraft usage in 2018 for each of the named executive officers represents the aggregate incremental cost to the Company for such use. See “Compensation Discussion and Analysis – Other Compensation Practices and Policies” for a discussion of the calculation methodology of personal aircraft usage. There was no incremental cost associated with personal usage of the Company’s corporate apartment in Houston. The amounts in this column for the fiscal year 2018 are shown in the following table:

Name	Contribution to 401(k) plan ($)	Life Insurance Premiums ($)	Physical Examinations ($)	Personal Aircraft Usage ($)	Financial and Benefits Counseling($)
Timothy A. Leach	24,500	1,680	3,989	248,967	15,640

Jack F. Harper	18,500	1,680	4,312	77,868	—

E. Joseph Wright	24,500	1,680	4,084	83,447	15,853

C. William Giraud	18,500	1,680	4,199	34,628	15,651

J. Steve Guthrie	24,500	1,613	3,231	—	2,148

Grants of Plan-Based Awards for 2018

The following table reports all grants of plan-based awards, including restricted stock and performance units, made during 2018 to the Company’s named executive officers under the 2015 Stock Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)(4)	Grant Date Fair Value of Stock Awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy A. Leach	January 2, 2018 January 2, 2018	0	1,312,500	2,625,000	8,550 –	34,200 –	102,600 –	– 17,100	$ $	7,388,226 2,589,154
Jack F. Harper	January 2, 2018 January 2, 2018	0	708,750	1,417,500	3,103 –	12,412 –	37,236 –	– 12,412	$ $	2,681,364 1,879,332
E. Joseph Wright	January 2, 2018 January 2, 2018	0	600,000	1,200,000	2,814 –	11,253 –	33,759 –	– 11,253	$ $	2,430,986 1,703,845
C. William Giraud	January 2, 2018 January 2, 2018	0	625,000	1,250,000	2,896 –	11,584 –	34,752 –	– 11,584	$ $	2,502,492 1,753,962
J. Steve Guthrie	January 2, 2018 January 2, 2018	0	384,000	768,000	1,242 –	4,965 –	14,895 –	– 4,965	$ $	1,072,589 751,763

(1)

The amounts in these columns represent the threshold, target and maximum payouts for the 2018 annual performance bonus program. The actual amounts paid under the 2018 annual performance bonus program are set forth in the “Non-Equity Incentive Compensation” column in the “2018 Summary Compensation Table” above.

(2)

The amounts in these columns represent the threshold, target and maximum payouts for the performance unit awards granted to each named executive officer during the 2018 fiscal year. The number of shares shown in the “Threshold” column reflects the lowest possible payout (other than zero) of the number of performance units granted. If performance is below the threshold, no shares are paid. The number of shares shown in the “Target” column reflects a payout of 100% of the number of performance units granted. The number of shares shown in the “Maximum” column reflects the highest possible payout of 300% of the number of performance units granted. The actual payout of shares may be anywhere between 0% and 300% of the number of performance units granted depending on the Company’s performance at the end of the three-year performance period. See “Compensation Discussion and Analysis – 2018 Compensation Decisions” above for more discussion of the performance units.

(3)

The amounts in these columns represent the time-based restricted stock granted to the named executive officers on the noted date. No stock option awards were granted to the named executive officers during the 2018 fiscal year.

(4)

The shares of restricted stock granted on January 2, 2018, vest in four equal annual installments beginning one year from the date of grant. The shares of restricted stock granted to Mr. Wright fully vested on January 2, 2019.

(5)

The amounts in this column represent the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 (“Topic 718”), disregarding the estimate of forfeiture. The Company values its restricted stock awards based on the average of the high and low market-quoted sales price of the Company’s common stock on the grant date of the award. Generally, the grant date fair value is expensed in the Company’s financial statements over the vesting schedule of the restricted stock. In accordance with Topic 718, the value of performance units was determined on the grant date using the Monte Carlo simulation method and is consistent with the estimate of aggregate compensation costs that the Company would expense in its financial statements over the awards’ performance period, in accordance with Topic 718. Additional detail regarding the Company’s share-based awards is also included in Note 7 to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

2019 PROXY STATEMENT	58

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards that were held by the Company’s Named Executive Officers and outstanding as of December 31, 2018:

Stock Awards
Name	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Timothy A. Leach	– 11,676(5) 13,013(6) 17,100(7)	– $1,200,176 $1,337,606 $1,757,709	– – 34,690(8) 34,200(9)	– – $3,565,785 $3,515,418
Jack F. Harper	4,008(4) 8,084(5) 8,979(6) 12,412(7)	$411,982 $830,954 $922,951 $1,275,829	– – 11,972(8) 12,412(9)	– – $1,230,602 $1,275,829
E. Joseph Wright	4,542(4) 9,161(5) 9,540(6) 11,253(7)	$466,872 $941,659 $980,617 $1,156,696	– – 12,720(8) 11,253(9)	– – $1,307,489 $1,156,696
C. William Giraud	3,473(4) 7,006(5) 8,418(6) 11,584(7)	$356,990 $720,147 $865,286 $1,190,719	– – 11,224(8) 11,584(9)	– – $1,153,715 $1,190,719
J. Steve Guthrie	1,670(4) 4,042(5) 4,209(6) 4,965(7)	$171,659 $415,477 $432,643 $510,352	– – 5,612(8) 4,965(9)	– – $576,857 $510,352

(1)

Vesting is accelerated upon termination of employment by reason of death or disability or upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(2)	Based on the closing price of the Company’s common stock of $102.79 on December 31, 2018.

(3)	Vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(4)	These shares of restricted stock vest on January 2, 2019.

(5)

These shares of restricted stock vest in one-half increments on January 4, 2019 and 2020, except that with respect to Mr. Wright, any outstanding shares of restricted stock granted fully vested upon Mr. Wright’s retirement on January 5, 2019.

(6)

These shares of restricted stock vest in one-third increments on January 2, 2019, 2020 and 2021, except that with respect to Mr. Wright, any outstanding shares of restricted stock granted fully vested upon Mr. Wright’s retirement on January 5, 2019.

(7)

These shares of restricted stock vest in one-quarter increments on January 2, 2019, 2020, 2021 and 2022, except that with respect to Mr. Wright, any outstanding shares of restricted stock granted fully vested upon Mr. Wright’s retirement on January 5, 2019.

(8)

The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 300% of the number of performance units awarded, depending on an absolute annualized TSR and a relative TSR in comparison to an identified peer group during the 36-month performance period ending December 31, 2019.

(9)

The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 300% of the number of performance units awarded, depending on an absolute annualized TSR and a relative TSR in comparison to an identified peer group during the 36-month performance period ending December 31, 2020.

2019 PROXY STATEMENT	59

Stock Vested

The following table provides additional information about the value realized by the Company’s named executive officers on vesting of stock awards during the year ended December 31, 2018:

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Timothy A. Leach	81,731(2) 10,175	$8,393,774 $1,552,517
Jack F. Harper	28,293(2) 11,042	$2,905,691 $1,680,132
E. Joseph Wright	32,064(2) 16,414	$3,292,973 $2,494,619
C. William Giraud	24,520(2) 12,563	$2,518,204 $1,909,333
J. Steve Guthrie	14,147(2) 6,303	$1,452,897 $958,471

(1)

Represents the number of vested restricted shares multiplied by the average of the high and low market-quoted sales price of the Company’s common stock on the vesting date. With respect to the performance units, represents the number of earned performance units multiplied by the average of the high and low market-quoted sales price of the Company’s common stock on December 31, 2018.

(2)

Represents the number of performance units for which the performance period ended on December 31, 2018, in respect of the performance unit awards granted in 2016, with the number of shares of stock earned with respect to such awards determined on the basis of the Company’s achievement of performance objectives for the performance period beginning January 1, 2016 and ending December 31, 2018. For this performance period, the Company’s absolute annualized TSR and a relative TSR resulted in a payout in common stock of 175% of the “Target” number of performance units awarded. The Compensation Committee certified the results on January  2, 2019.

Potential Payments Upon a Termination or Change of Control

The Company maintains employment agreements with each of its executive officers that provide for potential severance payments upon a termination of the executive’s employment under various circumstances, and the amount, timing and form of the potential payment of benefits under the employment agreements may vary depending on whether the termination occurs in connection with a change of control. The Company’s rationale for maintaining these agreements with the Company’s executive officers has been detailed within the “Compensation Discussion and Analysis” above. The executive officers’ employment agreements are all substantially similar, so the following discussion will apply to each of the executive officers unless specifically noted otherwise. The Company and Mr. Leach entered into his current executive employment agreement on December 19, 2008, effective as of January 1, 2009. The Company and Mr. Giraud entered into his executive employment agreement on November 5, 2009. The Company and Mr. Guthrie entered into his executive employment agreement on January 25, 2011. The Company and Mr. Harper entered into his executive employment agreement on March 19, 2014.

The Company and Mr. Wright entered into a Retirement Agreement on May 17, 2017 in connection with his transition to retirement. The Retirement Agreement is described in greater detail below.

Employment Agreement Terms for Messrs. Leach, Harper, Giraud and Guthrie

An “involuntary termination” is defined in the employment agreements as a termination of an executive’s employment that is not a voluntary resignation by the executive, unless such resignation occurs on or before a date that is sixty days (seventy-five days in the case of Mr. Guthrie) following the date the executive receives a notice that a change in duties has occurred; an involuntary termination also does not include termination for “cause” or any termination that results from the executive’s death or disability. A “change in duties” has two alternative definitions depending on whether or not the event happens within the two-year period beginning on the date a change of control has occurred (the “change of control period”). A change in duties within a change of control period means (i) a material reduction in the nature or scope of an executive’s authorities or duties; (ii) a reduction in an executive’s base salary; (iii) except for Mr. Guthrie, a diminution in an executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans; (iv) except for Mr. Guthrie, a material diminution in an executive’s employee benefits and perquisites, or (v) a change in the location of an executive’s principal place of employment by more than ten miles (fifty miles in the case of Mr. Guthrie). A change of duties prior to or following a change of control period will consist of a reduction in the rank of an executive’s title as an officer of the Company, a reduction in an executive’s base salary, or (except in the case of Mr. Guthrie) a material diminution in an executive’s employee benefits and perquisites from those substantially similar to those provided to similarly situated executives.

2019 PROXY STATEMENT	60

A termination for “cause” generally means that an executive (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties; (ii) has materially breached any material provision of his employment agreement, corporate policy or code of conduct established by the Company; (iii) has willfully engaged in conduct that is materially injurious to the Company; (iv) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company; (v) has been convicted of a crime involving fraud, dishonesty or moral turpitude or any felony; (vi) has refused, without proper reason, to perform his duties; or (vii) has used Company securities owned or controlled by the executive as collateral for a securities margin account.

An executive will have incurred a “disability” if, as a result of an executive’s incapacity due to physical or mental illness, the executive has not been able to perform his full-time duties for a period of six consecutive months, and is unable to return to full-time employment within thirty days of receiving a notice of a termination.

A “change of control” is generally defined as: (i) consummation of a merger, consolidation, or the sale of all or substantially all of the Company’s assets if (a) the holders of the Company’s securities prior to the transaction no longer own 50% or more of the securities of the resulting company immediately following the transaction in essentially the same proportion that existed immediately prior to the transaction, or (b) the members of the Company’s Board of Directors immediately prior to the transaction do not also constitute a majority of the board of directors of the resulting entity immediately after the transaction; (ii) the dissolution or complete liquidation of the Company; (iii) the date any person or entity acquires ownership or control of more than 50% of the combined voting power of the Company’s outstanding securities; or (iv) the members of the Company’s Board of Directors as of November 19, 2010 (or January 25, 2011, in the case of Mr. Guthrie and March 19, 2014, in the case of Mr. Harper), and certain individuals who become directors after such date with the approval of certain members of the Company’s Board of Directors, cease to constitute a majority of the board.

Potential Severance Benefits for Messrs. Leach, Harper, Giraud and Guthrie

In the event that one of these executive’s employment is terminated due to his death or disability, the executive or his estate will receive a payment equal to his annual base salary, to be paid out in eighteen equal monthly installments (or twenty-four months in the case of Mr. Leach), as well as a lump sum payment thirty days after the termination that equals the pro-rated annual target bonus for the year in which the termination occurs.

If an involuntary termination occurs outside of a change of control period, the executive will continue to receive his base salary for eighteen months (or twenty-four months in the case of Mr. Leach and twelve months in the case of Mr. Guthrie) and the Company will reimburse him for up to twelve months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges its active executives for similar coverage.

An involuntary termination within the change of control period, however, will trigger a severance payment equal to two times (or one-and-a-half times in the case of Mr. Guthrie) the sum of his annual base salary and average annual bonus. The average annual bonus will typically be calculated using the bonus with respect to the previous two years. The severance payments will either be paid in a single payment on the fifth day (or the sixtieth day in the case of Mr. Guthrie) following the executive’s termination of employment, subject to any delay required under Section 409A of the Code, or divided into eighteen monthly installments (or twenty-four monthly installments in the case of Mr. Leach and twelve monthly installments in the case of Mr. Guthrie), depending on the nature of the change of control. All of the executive’s stock options and restricted stock awards will vest in full, and the Company will reimburse the executive for up to eighteen months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges the Company’s active executives for similar coverage. If any of the severance payments described in this paragraph or the preceding paragraph are not made when due, the Company shall also pay interest on the amount payable from the date it should have been made until such time as the payment is actually made, interest to be the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal New York office.

The employment agreements do not provide for tax “gross-up” payments. If the total amount of payments to be provided by the Company in connection with a change of control would cause any of the named executive officers to incur “golden parachute” excise tax liability, then the payments provided under the employment agreement will be reduced to the extent necessary to eliminate the application of the excise tax if that will leave him in a better after-tax position than if no such reduction had occurred; this generally means that the full payment would be reduced to $1.00 less than three times the executive’s base amount (as defined in Section 280G of the Code).

Restrictions and Conditions to Receiving Severance Benefits under the Employment Agreements for Messrs. Leach, Harper, Giraud and Guthrie

Each executive must execute and not revoke a general release agreement before receiving any severance or benefits pursuant to his employment agreement. The release shall discharge the Company and its affiliates, as well as officers, directors and employees of the Company and its affiliates, from any claims or judicial actions arising out of the executive’s employment or termination of employment. The release must generally be executed and irrevocable within fifty-five days of the executive’s termination of employment, or, if applicable, prior to the date on which any payment will be provided to the executive.

2019 PROXY STATEMENT	61

Section 409A of the Code can subject an executive to a 20% tax, in addition to normal income taxes, in the event that payments are not structured to be compliant with Section 409A of the Code and its regulations. If the executives are “specified employees” according to Section 409A of the Code at the time of their termination of employment, the payment of severance benefits may be delayed for a period of six months in order to remain in compliance with this Code section, despite the timing otherwise provided for in the employment agreements. This six-month delay period will not be considered a “late” payment, however, for purposes of crediting late payments with interest as described above.

The named executive officers are also subject to non-compete and related restrictions. During the term of his employment agreement and for a period of one year following a termination of employment for any reason (the “non-compete period”), the executive may not hire, contract or solicit the Company’s employees for his own benefit or for the benefit of any other person or entity, nor may he encourage any Company employee to leave the Company’s employ for any reason. Within the geographical area or market where the Company is conducting (or within the twelve months prior to the executive’s termination of employment, has conducted) business, the executive may not participate in the ownership, management, operation of or have any financial interest in a business that is similar to the Company or that is a competitor of the Company, attempt to solicit or divert the Company’s customers or vendors, or call upon a prospective acquisition candidate on his own behalf or on behalf of another entity if the Company is also negotiating for that potential acquisition. However, in the event the executive resigns under circumstances that would not be considered an involuntary termination or either party provides written notice to the other that the term of the employment agreement will not automatically renew, then the post-employment restriction relating to the participation in the ownership, management, operation or financial interest in a competitive operation will only apply for a number of months (not in excess of twelve) selected by the Company and the Company must continue to pay the executive his base salary for the number of months, if any, selected by the Company.

Long-Term Incentive Plan

In addition to the restricted stock awards as noted within the executive employment agreements, certain restricted stock awards granted under the 2015 Stock Incentive Plan also provide for the accelerated vesting of such awards in various termination of employment and change of control scenarios. While the named executive officers are generally granted time-based restricted stock awards under the 2015 Stock Incentive Plan that have a vesting period of four years, the occurrence of a termination of employment by reason of death or disability or the occurrence of an involuntary termination within the two year-period after a change of control will result in the full vesting of the restricted stock. The definitions for change of control and involuntary termination in the 2015 Stock Incentive Plan and restricted stock award agreements are substantially similar to the corresponding terms as found in the employment agreements. The performance unit award agreement pursuant to which the performance units were granted to the named executive officers provides that, if employment is terminated during the performance period due to death, disability or retirement at or after having attained age 65, the recipient is entitled to receive payment with respect to his or her performance units based on actual performance for the performance period (which payment will be pro-rated in the event of retirement). In the event of a change of control of the Company during the performance period, the TSR relative to the Company’s peer group and the Company’s absolute annualized TSR will be determined based on actual performance as if the performance period ended on the date of the change of control, and outstanding performance units will be settled immediately following such date.

2019 PROXY STATEMENT	62

The table below summarizes potential payments to each named executive officer other than Mr. Wright, whose agreements are described below the table, assuming that one of the events described in the table below occurred on December 31, 2018, when the closing price of the Company’s common stock was $102.79. The values below are the Company’s best estimate of the severance payments and benefits the executives would have received upon a termination of employment or a change of control as of December 31, 2018, as a true value could not be determined with absolute certainty until an actual termination or change of control of the Company occurs. The Company has also assumed for purposes of these calculations that all payments were made in a timely manner and that no interest accrued on the original payment amount.

Name	Voluntary Termination(1)	Involuntary Termination Outside of a Change of Control Period(2)	Involuntary Termination Within of a Change of Control Period(3)	Change of Control; No Termination(4)	Termination Due to Death or Disability(5)
Timothy A. Leach
Salary	$1,050,000	$2,100,000	$2,100,000	–	$1,050,000
Bonus	–	–	$4,375,000	–	$1,312,500
Accelerated Equity	–	–	$8,261,129	$3,965,638	$8,261,129
Continued Medical	–	$22,272	$33,409	–	–
TOTAL(6)	$1,050,000	$2,122,272	$14,769,538	$3,965,638	$10,623,629
Jack F. Harper
Salary	$675,000	$1,012,500	$1,350,000	–	$675,000
Bonus	–	–	$1,973,580	–	$708,750
Accelerated Equity	–	–	$4,834,212	$1,392,496	$4,834,212
Continued Medical	–	$30,371	$45,556	–	–
TOTAL(6)	$675,000	$1,042,871	$8,203,348	$1,392,496	$6,217,962
C. William Giraud
Salary	$625,000	$937,500	$1,250,000	–	$625,000
Bonus	–	–	$1,861,790	–	$625,000
Accelerated Equity	–	–	$4,436,520	$1,303,378	$4,436,520
Continued Medical	–	$30,295	$45,442	–	–
TOTAL(6)	$625,000	$967,795	$7,593,752	$1,303,378	$5,686,520
J. Steve Guthrie
Salary	$480,000	$480,000	$720,000	–	$480,000
Bonus	–	–	$921,960	–	$384,000
Accelerated Equity	–	–	$2,149,544	$619,413	$2,149,544
Continued Medical	–	$22,169	$33,254	–	–
TOTAL(6)	$480,000	$502,169	$3,824,758	$619,413	$3,013,544

(1)

This column represents the amounts that would have been payable to the executive if he had resigned under circumstances that would not be considered an involuntary termination or if either party to the employment agreement had provided written notice to the other that the term of the employment agreement would not automatically renew. Under such circumstances, the employment agreements of Messrs. Leach, Harper, Giraud and Guthrie provide the Company with the option to choose the number of months in which to enforce certain post-employment non-compete provisions. The values disclosed in this column assume that the Company had chosen to enforce the non-compete provisions for the maximum allowable time period of twelve months, although these amounts would be lower in the event that the Company chooses a shorter period of time.

(2)

The values in this column for “Salary” reflect the aggregate amount of continued monthly salary (as in effect on December 31, 2018) for Mr. Leach for a period of twenty-four months, for Messrs. Harper and Giraud for a period of eighteen months and for Mr. Guthrie for a period of twelve months. The values in this column for “Continued Medical” include twelve months of continued coverage for each eligible executive and his dependents based on COBRA rates in effect as of December 31, 2018.

(3)

The values in this column for “Salary” reflect two times the executive’s annual base salary as in effect on December 31, 2018 for Messrs. Leach, Harper and Giraud and 1.5 times the annual base salary as in effect on December 31, 2018 for Mr. Guthrie. The values in this column for “Bonus” were calculated in accordance with the bonus provisions of each executive’s employment agreement described above. The values in this column for “Accelerated Equity” for each individual include the accelerated value of unvested restricted stock and performance unit awards held by each executive as of December 31, 2018, but do not include the performance unit awards with a

2019 PROXY STATEMENT	63

performance period that ended on December 31, 2018. For the performance unit awards, the Company assumed a payout of 38% and 73.75% of the “Target” number of performance units awarded in 2018 and 2017, respectively. The amounts in this column for “Continued Medical” include eighteen months of continued coverage for each executive and his dependents based on COBRA rates in effect as of December 31, 2018.

(4)

This column represents what each executive would have received upon a change of control on December 31, 2018, without a termination of employment. The values in this column for “Accelerated Equity” for each individual include the accelerated value of performance unit awards held by each executive as of December 31, 2018, but do not include the performance unit awards with a performance period that ended on December 31, 2018. For the performance unit awards, the Company assumed a payout of 38% and 73.75% of the “Target” number of performance units awarded in 2018 and 2017, respectively.

(5)

The values in this column for “Salary” represent the executive’s annual salary (as in effect on December 31, 2018). The values in this column for “Bonus” include the executive’s full target bonus for the 2018 year, as a proration was unnecessary for a termination on December 31, 2018. The values in this column for “Accelerated Equity” include the accelerated value of unvested restricted stock and performance unit awards held by each executive as of December 31, 2018, but do not include the performance unit awards with a performance period that ended on December 31, 2018. For the performance unit awards, the Company assumed a payout of 38% and 73.75% of the “Target” number of performance units awarded in 2018 and 2017, respectively.

(6)

The total represents the maximum value of the payments and benefits that the executive would have received upon the occurrence of a change of control or the referenced termination of employment. However, if the total amount of payments and benefits to be provided to the executive would cause the executive to incur “golden parachute” excise tax liability, then any payments and benefits provided under the executive’s employment agreement may be reduced to the extent necessary to eliminate the application of the excise tax if that will leave the executive in a better after-tax position than if no such reduction had occurred. Accordingly, the total value of the payments and benefits that the executive would receive under such circumstances may be less than the total reflected in the table.

Retirement Agreement with Mr. Wright

On May 17, 2017, the Company entered into a Retirement Agreement with Mr. Wright that governed his transition to retirement on January 5, 2019. Pursuant to the Retirement Agreement, Mr. Wright was eligible to receive an annual bonus for 2018 in the amount of $600,000, and such bonus was to be paid on or before January 5, 2019, provided that Mr. Wright remained continuously employed by the Company until such date. Upon Mr. Wright’s retirement on January 5, 2019, pursuant to the Retirement Agreement, the Company provided him the following benefits: (i) his unvested shares of restricted stock granted to him by the Company fully vested; (ii) his unvested performance units remain outstanding and will become payable based on the satisfaction of certain conditions; and (iii) he will be reimbursed by the Company for (or the Company may directly pay) the premiums associated with the continuation coverage he may elect for up to 18 months following his retirement under the Company’s group health plans.

Agreements with Mr. Guthrie

Notwithstanding the descriptions of the employment agreements above, the Company entered into a new employment agreement with Mr. Guthrie effective January 1, 2019 that is intended to govern his transition from an executive officer to a non-officer employee prior to retirement. Pursuant to the terms of the new employment agreement, Mr. Guthrie shall serve the Company as a non-officer Special Advisor from January 1, 2019 through January 5, 2020. Mr. Guthrie will be entitled to receive an annual salary of $480,000 during the term of the agreement. Mr. Guthrie is also entitled to participate in customary Company-sponsored employee benefit plans and receive financial planning benefits and wellness benefits consistent with his previous employment arrangement. The employment agreement provides that Mr. Guthrie will not be eligible to receive an annual bonus for 2019. In connection with his service as a non-officer Special Advisor, Mr. Guthrie received a restricted stock award with a value on the date of the grant equal to approximately $1,000,000, a one-year of service vesting requirement and otherwise the same terms and conditions as the restricted stock awards made to similarly situated executives on or about the date of the grant.

COMPENSATION PROGRAMS AND RISK CONSIDERATIONS

The Company does not believe that its policies and practices of compensating its employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Company considered the following:

•	The Company’s compensation program for its executive officers provides a balanced mix of (i) cash and equity, (ii) annual and longer-term incentives and (iii) time-based and performance-based awards.
•

The Company’s long-term incentive component of the program, which is intended to be the largest component of each executive officer’s overall compensation package, is weighted towards long-term achievement, with vesting generally occurring over a four-year period from the date of grant for time-based awards, and over a three year performance period for performance-based awards.

•

The Company’s annual cash incentive award program for its executive officers is ultimately subject to the negative discretion of the Compensation Committee, which considers the risks facing the Company and the market conditions at the time of the award.

2019 PROXY STATEMENT	64

•	The Board of Directors has established substantial stock ownership guidelines for the Company’s directors and executive officers.
•	Most non-officer employees of the Company receive a significant discretionary equity award each year, which generally vest three years after the date of grant.
•	The Company sets proper ethical and moral expectations through its policies and procedures and provides various mechanisms for reporting issues.

PAY RATIO DISCLOSURE

The 2018 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2017, other than our Chief Executive Officer, was $156,097. Our Chief Executive Officer’s 2018 annual total compensation was $13,340,877, and the ratio of these amounts was 1-to-85.47.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the following methodology. For these purposes, the Company identified the median compensated employee using (a) annual base salary or wages determined as of December 31, 2017, including any paid overtime; (b) estimated annualized short-term incentive at target for the 2017 performance year; and (c) actual long-term incentive grant amount made in June 2017 or estimated grant amount at target in the case where an employee started after June 2017. No adjustments were made to account for the 170 employees that were added in the RSP acquisition that closed in July 2018.

In order to better reflect our employee compensation practices, annual total compensation for our median employee and for our Chief Executive Officer includes the dollar value of non-discriminatory health benefits, which are not required to be reported in the Summary Compensation Table.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Easter, Merriman, Puckett and Surma served as members of the Compensation Committee in 2018. During 2018, no member of the Compensation Committee served as an executive officer of the Company, and no such person had any relationship with the Company requiring disclosure herein. None of the Company’s executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

STOCKHOLDERS’ PROPOSALS

Any stockholder desiring to present a stockholder proposal pursuant to Rule 14a-8 of the Exchange Act at the Company’s 2020 Annual Meeting of Stockholders and to have the proposal included in the Company’s related proxy statement must send the proposal to the Company’s Corporate Secretary at One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, so that it is received no later than December 3, 2019. All such proposals should be in compliance with SEC rules and regulations. The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

Pursuant to the proxy access provision in the Bylaws, in order for a stockholder or group of stockholders to include a director nominee in the Company’s proxy materials for the 2020 Annual Meeting of Stockholders, notice of the nomination must be delivered to the Company’s Corporate Secretary, at the address shown above, between November 3, 2019, and December 3, 2019, and the nomination must otherwise satisfy the requirements in the Bylaws.

In addition, in accordance with the Bylaws, any stockholder entitled to vote at the Company’s 2020 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company’s proxy materials pursuant to Rule 14a-8 and director nominations made pursuant to the proxy access process) to be included on the agenda of, and properly presented for action at, the 2020 Annual Meeting of Stockholders only if written notice of such stockholder’s intent is given in accordance with the requirements of the Bylaws and SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of the Company’s Corporate Secretary at the address shown above, so that it is received between January 17, 2020, and February 16, 2020.

2019 PROXY STATEMENT	65

The Company’s Nominating & Governance Committee will consider all director candidates recommended by any stockholder on the same basis as candidates recommended by the Board of Directors and other sources. The procedures to be followed by stockholders in submitting such recommendations is described in the Company’s Amended and Restated Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K, which is available on the Company’s website at www.concho.com under “Investors – Corporate Governance – Committee Composition and Governance Documents.”

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held On May 16, 2019:

The Proxy Statement and 2018 Annual Report are available on the Internet at http://www.astproxyportal.com/ast/15517.

The following information applicable to the Annual Meeting may be found in the Proxy Statement and accompanying proxy card:

•	the date, time and location of the Annual Meeting;
•	a list of the matters intended to be acted on and the Company’s recommendations regarding those matters;
•	any control/identification numbers that you need to access your proxy card; and
•	information about attending the Annual Meeting and voting in person.

Stockholders who are beneficial owners, but not the record holders, who share a single address may receive only one copy of the Company’s Notice and Proxy Statement, the Company’s 2018 Annual Report to Stockholders and, as applicable, any additional proxy materials that are delivered, unless the broker, bank or other nominee delivering the materials has received contrary instructions from one or more of the stockholders. A copy of this Notice and Proxy Statement and the Company’s Annual Report to Stockholders will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of this Notice and Proxy Statement or the Company’s Annual Report to Stockholders was delivered. Requests may be made by writing to Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701, Attention: Senior Vice President, General Counsel and Corporate Secretary or by calling 432-683-7443.

GENERAL INFORMATION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board for use at the Annual Meeting. The Board has made the Proxy Statement and accompanying materials available to you over the Internet or, upon your request, has mailed or will mail you a printed version of these materials in connection with the Annual Meeting, which will take place on May 16, 2019. The Company mailed the Notice to the Company’s stockholders on April 1, 2019, and the Company’s proxy materials were posted on the website referenced in the Notice on that same date.

The Board is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material. The Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), and Broadridge Financial Solutions will assist the Company in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. In addition, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to stockholders of the Company. The costs of the solicitation, including the cost of the preparation, assembly, printing and mailing of this Notice and Proxy Statement, the proxy card, the Company’s 2018 Annual Report to Stockholders and any additional information furnished to stockholders, will be borne by the Company. Morrow Sodali LLC has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $12,000, plus expenses.

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Midland, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting. The same list will also be open to examination by stockholders at the Annual Meeting.

VOTING INFORMATION

Record Date and Who May Vote

Our Board selected the close of business on March 19, 2019 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. This means that if you were a registered stockholder with the Company’s transfer agent and registrar, AST, on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If

2019 PROXY STATEMENT	66

your shares were held in street name (for example, at your brokerage account) on that date, you should refer to the instructions provided by your bank, broker or other holder of record (the “record holder”) for further information. They are seeking your instructions on how you want your shares voted. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

The Company’s common stock, par value $0.001 per share, is the only outstanding class of the Company’s securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

On the record date, 200,596,513 shares of the Company’s common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the Annual Meeting.

How to Vote

Most stockholders can vote by proxy in three ways:

•	by Internet at http://www.astproxyportal.com/ast/15517;
•	by telephone; or
•	by mail.

If you are a stockholder of record, you can vote your shares by voting by Internet, by telephone, by mailing in your proxy or in person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, you must present proof of identification (such as a driver’s license). You may give the Company your proxy by following the instructions included in the Notice or, if you received or request to receive a printed version of these proxy materials, by completing, signing and returning the proxy card enclosed in the proxy materials. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials through the instructions in the Notice. If you vote using either telephone or the Internet, you will save the Company mailing expense.

By giving the Company your proxy, you will be directing the Company how to vote your shares at Annual Meeting. Even if you plan on attending the meeting, the Company urges you to vote now by giving the Company your proxy. This will ensure that your vote is represented at the meeting. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If you are the beneficial owner of shares held in street name (for example, your shares are held in your brokerage account), the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of Internet or telephone voting depends on the voting process used by the broker or nominee that holds your shares.

You may receive more than one Notice or proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

Votes submitted by Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2019.

The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by Internet or by phone should remember that the stockholder must bear costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

How to Change Your Vote or Revoke Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Senior Vice President, General Counsel and Corporate Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Senior Vice President, General Counsel and Corporate Secretary of the Company a proxy with a later date; (iii) timely submitting a proxy with new voting instructions using the Internet or telephone voting system; or (iv) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Senior Vice President, General Counsel and Corporate Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

2019 PROXY STATEMENT	67

Brokers are not permitted to vote your shares for non-discretionary matters, which include the election of directors, the approval of the Stock Incentive Plan and the advisory vote to approve executive compensation, without your instructions as to how to vote. Please vote by Internet or by telephone or, if you requested a printed copy of the proxy materials, complete, sign and return your proxy card so that your vote can be counted.

Quorum

A quorum of stockholders is necessary to have a valid meeting of stockholders. At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed.

Proposals to Be Voted On

The Company is asking you to vote on the following:

•	Proposal 1: the election of Steven D. Gray, Susan J. Helms and Gary A. Merriman as Class III directors of the Company;
•	Proposal 2: the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019;
•

Proposal 3: the approval of the Concho Resources Inc. 2019 Stock Incentive Plan, which, among other items, increases the number of shares of common stock authorized for issuance under the Stock Incentive Plan from 10,500,000 to 15,000,000; and

•	Proposal 4: the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

Vote Required

For Proposal 1, the election of directors, you may vote “FOR”, “AGAINST” or “ABSTAIN” for each of the director nominees. Under the Bylaws, director nominees are elected by a majority of all votes cast, subject to the Company’s director resignation policy contained in its Corporate Governance Guidelines. Abstentions and broker non-votes will have no effect on the election of directors. This means that the individuals nominated for election to the Board who receive more “FOR” votes than “AGAINST” votes (among votes properly cast in person or by proxy) will be elected.

For Proposal 2, the ratification of the selection of the Company’s independent registered public accounting firm, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the proposal. This proposal requires the affirmative vote of a majority of all votes cast in favor of the matter. Abstentions will have no effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, brokers are permitted to vote on this proposal if they have not received instructions from the beneficial owners, as discussed below.

For Proposal 3, the vote to approve the Stock Incentive Plan, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the proposal. This proposal requires the affirmative vote of a majority of all votes cast in favor of the matter. Abstentions and broker non-votes will have no effect on the proposal.

For Proposal 4, the advisory vote to approve the compensation of the Company’s named executive officers, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the proposal. This proposal requires the affirmative vote of a majority of all votes cast in favor of the matter. Abstentions and broker non-votes will have no effect on the proposal.

How Votes are Counted

An automated system that the Company’s transfer agent administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. The NYSE’s Rule 452 restricts when brokers who are record holders of shares may exercise discretionary authority to vote those shares. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of the Company’s directors, the vote on the approval of the Stock Incentive Plan and the advisory vote to approve the compensation of the Company’s named executive officers, but such brokers may exercise discretionary authority with respect to the ratification of the selection of the Company’s independent registered public accounting firm.

2019 PROXY STATEMENT	68

Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on any of the proposals at the Annual Meeting.

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board of Director’s recommendations, which are as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election as Class III directors;
•	FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019;
•

FOR the approval of the Concho Resources Inc. 2019 Stock Incentive Plan to, among other items, increase the number of shares of common stock authorized for issuance under the Stock Incentive Plan from 10,500,000 to 15,000,000; and

•

FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed under “Compensation Discussion and Analysis” and the accompanying compensation tables and narrative discussion under “Compensation of Named Executive Officers” contained in this proxy statement.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

*  *  *  *  *  *

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, TELEPHONE OR MAIL AS DESCRIBED IN THE INSTRUCTIONS INCLUDED ON YOUR NOTICE OF INTERNET AVAILABILITY OR, IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD OR VOTING FORM IN THE ENCLOSED ENVELOPE OR BY FOLLOWING THE INSTRUCTIONS OUTLINED ON THE CARD TO SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET.

2019 PROXY STATEMENT	69

Appendix A

CONCHO RESOURCES INC.

2019 STOCK INCENTIVE PLAN

I. PURPOSE OF THE STOCK INCENTIVE PLAN; PRIOR PLANS

The purpose of the CONCHO RESOURCES INC. 2019 STOCK INCENTIVE PLAN (the “Stock Incentive Plan”) is to provide a means through which CONCHO RESOURCES INC., a Delaware corporation (the “Company”), and its Affiliates may attract and retain able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or other awards, thereby strengthening their concern for the welfare of the Company and its Affiliates and their desire to remain employed by, or continue providing services to, the Company and its Affiliates. A further purpose of the Stock Incentive Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Stock Incentive Plan provides for granting Incentive Stock Options, Options that do not constitute Incentive Stock Options, Restricted Stock Awards, Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, Consultant, or Director as provided herein.

The Stock Incentive Plan as set forth herein constitutes an amendment and restatement of the Company’s 2015 Stock Incentive Plan as in effect immediately prior to the Effective Date (the “Prior Plan”). The Prior Plan constituted an amendment and restatement of the Company’s 2006 Stock Incentive Plan as amended and restated effective as of April 19, 2012 (the “2012 Plan”). The 2012 Plan constituted an amendment and restatement of the Company’s 2006 Stock Incentive Plan as originally adopted in 2006 (the “2006 Plan”), which originally adopted plan constituted an amendment and restatement of the Concho Equity Holdings Corp. 2004 Stock Option Plan (the “2004 Plan”). Except as provided in the following sentence, the Stock Incentive Plan shall supersede and replace in its entirety the Prior Plan. Notwithstanding any provisions herein to the contrary, (a) each stock option granted under the 2004 Plan prior to June 1, 2006, shall be subject to the terms and provisions applicable to such stock option under the 2004 Plan, as in effect immediately prior to June 1, 2006, subject to adjustments in the number and class of shares of capital stock subject to each such stock option, and in the exercise price thereof, in connection with the Company’s assumption of the 2004 Plan and such stock option, as provided in the 2006 Plan, and (b) each other award granted under the Prior Plan prior to the Effective Date shall be subject to the terms and provisions applicable to such award under the Prior Plan as in effect immediately prior to the Effective Date, except that any such award that is an Option shall also be subject to the provisions of Paragraph VII(f) of the Plan.

II. DEFINITIONS

The following definitions shall be applicable throughout the Stock Incentive Plan unless specifically modified by any paragraph:

“Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

“Award” means, individually or collectively, any Option, Restricted Stock Award, or Performance Award.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Stock Incentive Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Committee” means a committee of the Board that is selected by the Board as provided in Paragraph IV(a).

“Common Stock” means the common stock, par value $0.001 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph X.

“Company” means Concho Resources Inc., a Delaware corporation.

“Consultant” means any person who is not an employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.

“Corporate Change” shall have the meaning assigned to such term in Paragraph X(c) of the Stock Incentive Plan.

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“Director” means an individual who is a member of the Board.

“Effective Date” means March 25, 2019.

An “employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Common Stock, if the Common Stock is listed on a national stock exchange registered under section 6(a) of the Exchange Act, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate and as is consistent with the requirements of section 409A of the Code.

“Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

“Option” means an Award granted under Paragraph VII of the Stock Incentive Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

“Option Agreement” means a written agreement between the Company and a Participant with respect to an Option.

“Participant” means an employee, Consultant, or Director who has been granted an Award.

“Performance Award” means an Award granted under Paragraph IX of the Stock Incentive Plan.

“Performance Award Agreement” means a written agreement between the Company and a Participant with respect to a Performance Award.

“Performance Measure” means one or more performance measures established by the Committee that are based on (i) the price of a share of Common Stock, (ii) earnings per share, (iii) market share, (iv) revenues or sales, (v) net income or net income margin (before or after taxes), (vi) cash flow, cash flow from operations or return on investment, (vii) earnings or earnings margin before or after interest, taxes, depreciation, amortization, exploration and/or abandonment costs, (viii) economic value added, (ix) return on capital, assets, net assets or equity, (x) operating income, operating income margin or operating margin, (xi) debt level or debt reduction, (xii) cost reduction targets, (xiii) the amount of oil and/or gas reserves, (xiv) oil and/or gas reserve additions and/or replacements, (xv) costs of finding and/or developing oil and/or gas reserves, (xvi) oil and/or gas replacement ratios, (xvii) oil and/or gas production or production growth, (xviii) total stockholders’ return, (xix) capital expenditures, (xx) lease operating expenses, (xxi) general and administrative expenses, (xxii) net asset value, (xxiii) operating costs, or (xxiv) any combination of the foregoing. The performance measures described in the preceding sentence may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the Company alone, one or more business units or Affiliates of the Company alone, or the Company together with one or more of its business units or Affiliates. In addition, subject to any limitations under section 162(m) of the Code, such performance measures may be subject to adjustment by the Committee for changes in accounting principles, to satisfy regulatory requirements and other specified extraordinary, unusual or infrequent items or events.

“Restricted Stock Agreement” means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

“Restricted Stock Award” means an Award granted under Paragraph VIII of the Stock Incentive Plan.

“Rule 16b-3” means Securities Exchange Commission Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

“Stock Incentive Plan” means the Concho Resources Inc. 2019 Stock Incentive Plan, as amended from time to time.

III. EFFECTIVE DATE AND DURATION OF THE STOCK INCENTIVE PLAN

This amendment and restatement of the Stock Incentive Plan shall be effective as of the Effective Date, provided this amendment and restatement is approved by the stockholders of the Company at the 2019 annual meeting of the Company’s stockholders. If this amendment and restatement is not so approved by the stockholders, then this amendment and restatement shall be void ab initio, and the Stock Incentive Plan shall continue in effect as if this amendment and restatement had not occurred, and any awards previously granted under the Stock Incentive Plan shall continue in effect under the terms of the grant; provided, further, that thereafter awards may continue to be granted pursuant to the terms of the Stock Incentive Plan, as in effect prior to this amendment and restatement and as may be otherwise amended hereafter. No further Awards may be granted under the Stock Incentive Plan after 10 years from the Effective Date. The Stock Incentive Plan shall remain in

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effect until all Options granted under the Stock Incentive Plan have been exercised or expired, all Restricted Stock Awards granted under the Stock Incentive Plan have vested or been forfeited, and all Performance Awards have been satisfied or expired.

IV. ADMINISTRATION

(a) Composition of Committee. The Stock Incentive Plan shall be administered by a committee of, and appointed by, the Board that shall be comprised solely of two or more Directors who are both (i) outside Directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder) and (ii) non-employee Directors (within the meaning of Rule 16b-3).

(b) Powers. Subject to the express provisions of the Stock Incentive Plan, the Committee shall have authority, in its discretion, to determine which employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, the number of shares of Common Stock to be subject to each Option or Restricted Stock Award, and the number of shares of Common Stock to be subject to or the value of each Performance Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, Consultants, or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its sole discretion shall deem relevant.

(c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Stock Incentive Plan. Subject to the express provisions of the Stock Incentive Plan, this shall include the power to construe the Stock Incentive Plan and the respective agreements executed hereunder, to prescribe, amend, suspend or waive rules and regulations relating to the Stock Incentive Plan, to determine the terms, restrictions, and provisions of the agreement relating to each Award, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Stock Incentive Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Stock Incentive Plan or in any agreement relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Stock Incentive Plan or any such agreement into effect. All determinations and decisions made by the Committee on the matters referred to in this Paragraph IV and in construing the provisions of the Stock Incentive Plan shall be conclusive.

(d) Delegation of Authority by the Committee. Notwithstanding the preceding provisions of this Paragraph IV or any other provision of the Stock Incentive Plan to the contrary, subject to the constraints of applicable law, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the administration (or interpretation of any provision) of the Stock Incentive Plan, and the right to grant Awards under the Stock Incentive Plan, insofar as such administration (and interpretation) and power to grant Awards relates to any person who is not then subject to section 16 of the Exchange Act (including any successor section to the same or similar effect). Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a member of the Board, and the Committee may revoke such delegation at any time. The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion. In the event of any conflict in a determination or interpretation under the Stock Incentive Plan as between the Committee and the Chief Executive Officer of the Company, the determination or interpretation, as applicable, of the Committee shall be conclusive.

V. SHARES SUBJECT TO THE STOCK INCENTIVE PLAN; AWARD LIMITS; GRANT OF AWARDS

(a) Shares Subject to the Stock Incentive Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph X with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Stock Incentive Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Stock Incentive Plan through Incentive Stock Options, shall not exceed 15,000,000 shares (which number includes the number of shares of Common Stock previously issued pursuant to an award (or made subject to an award that has not expired or been terminated) granted under the Prior Plan, the 2012 Plan, the 2006 Plan or the 2004 Plan). Shares shall be deemed to have been issued under the Stock Incentive Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Stock Incentive Plan. In addition, shares issued under the Stock Incentive Plan and forfeited back to the Stock Incentive Plan, shares surrendered in payment of the exercise price or purchase price of an Award, and shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award shall again be available for the grant of an Award under the Stock Incentive Plan. Notwithstanding any provision in the Stock Incentive Plan to the contrary, (i) the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted under the Stock Incentive Plan to any one individual during the period beginning on the Effective Date and ending on the last day of the term of the Stock Incentive Plan may not exceed 50% of the number of additional shares made subject to the Stock Incentive Plan effective as of the Effective Date (subject to adjustment from time to time in accordance with the provisions of the Stock Incentive Plan) and (ii) the maximum amount of compensation that may be paid under all Performance Awards that are not denominated in shares of Common Stock (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such

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Performance Awards) granted to any one individual during any calendar year may not exceed $15,000,000, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award. The limitations set forth in the preceding sentence shall be applied in a manner that will permit Awards that are intended to provide “performance-based” compensation for purposes of section 162(m) of the Code to satisfy the requirements of such section, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Awards granted to employees that are canceled or repriced. In addition, and notwithstanding any provision herein to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any individual, non-employee Director during any single calendar year beginning on or after January 1, 2019 shall not exceed $600,000; provided, however, that such limitation shall be (x) $900,000 in the first year an individual becomes a non-employee Director and (y) determined without regard to grants of Awards, if any, made to a non-employee director during any period in which such individual was an employee or Consultant.

(b) Grant of Awards. The Committee may from time to time grant Awards to one or more employees, Consultants, or Directors determined by it to be eligible for participation in the Stock Incentive Plan in accordance with the terms of the Stock Incentive Plan.

(c) Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Stock Incentive Plan shall cease to be subject to the Stock Incentive Plan but, until termination of the Stock Incentive Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Stock Incentive Plan. The shares of the Company’s stock to be issued pursuant to any Award may be represented by physical stock certificates or may be uncertificated. Notwithstanding references in the Stock Incentive Plan to certificates, the Company may deliver uncertificated shares of Common Stock in connection with any Award.

VI. ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Stock Incentive Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Performance Award, or any combination thereof.

VII. STOCK OPTIONS

(a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.

(b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any “parent corporation” or “subsidiary corporation” (as such terms are defined in section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations, within the meaning of section 424 of the Code, exceeds $100,000 or such other amount as may be prescribed under section 422 of the Code or applicable regulations or rulings from time to time, such Incentive Stock Options shall be treated as Options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury regulations, and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted, the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Stock Incentive Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the

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payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. The terms and conditions of the respective Option Agreements need not be identical. The Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Stock Incentive Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable), provided that, except as otherwise provided in the Stock Incentive Plan or the applicable Option Agreement, any such amendment shall not materially reduce the rights of a Participant without the consent of such Participant.

(e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to the special limitations on Incentive Stock Options set forth in Paragraph VII(c) and to adjustment as provided in Paragraph X, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

(f) Restrictions on Repricing of Options. Subject to the provisions of Paragraph X, the terms of outstanding Option Agreements may not be amended without the approval of the stockholders of the Company so as to (i) reduce the option price of any outstanding Options, (ii) grant a new Option or other Award in substitution for, or upon the cancellation of, any previously granted Option that has the effect of reducing the exercise price thereof, (iii) exchange any Option for shares of Common Stock, cash or other consideration when the exercise price per share of Common Stock under such Option exceeds the Fair Market Value of the underlying shares, or (iv) take any other action that would be considered a “repricing” of an Option under the listing standards of the New York Stock Exchange or, if the Common Stock is not then-listed on such exchange, to the extent applicable, on any other national securities exchange on which the Common Stock is listed. Subject to Paragraph X and the last sentence of Paragraph VII(d), the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the per share exercise price of any outstanding Options or to cancel and replace any outstanding Options with the grant of Options having a per share exercise price that is equal to or greater than the per share exercise price of the original Options.

(g) Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which shares of stock have been delivered to the Participant.

(h) Options in Substitution for Options Granted by Other Employers. Options may be granted under the Stock Incentive Plan from time to time in substitution for options held by individuals providing services to corporations or other entities who become employees, Consultants, or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII. RESTRICTED STOCK AWARDS

(a) Forfeiture Restrictions to be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on transferability by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Participant’s continued employment with the Company or one of its Affiliates or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

(b) Other Terms and Conditions. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of or encumber the stock until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall result in a forfeiture of the Restricted Stock Award, and (v) with respect to the payment of any dividend with respect to shares of Common Stock subject to a Restricted Stock Award directly to the Participant, each such dividend shall be paid no later than the end of the calendar year in which the dividends are paid to stockholders of such class of shares or, if later, the fifteenth day of the third month following the date the dividends are paid to stockholders of such class of shares. At the time a Restricted Stock Award is granted, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited

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to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death, or otherwise) of a Participant prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions, or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

(c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. Subject to any limitations imposed under section 162(m) of the Code, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all Forfeiture Restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant.

(e) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the restriction set forth in the first sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Stock Incentive Plan, provided that, except as otherwise provided in the Stock Incentive Plan or the applicable Restricted Stock Agreement, any such amendment shall not materially reduce the rights of a Participant without the consent of such Participant.

IX. PERFORMANCE AWARDS

(a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Measures. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, division, or department thereof under a Performance Measure during the performance period. With respect to Performance Awards that are intended to constitute “performance-based” compensation under section 162(m) of the Code, the Committee shall establish the initial Performance Measures applicable to such performance within any time period required under section 162(m) of the Code and applicable authority thereunder. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of Performance Measures.

(c) Awards Criteria. In determining the value of Performance Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.

(d) Payment. Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement. A Participant shall not be entitled to the privileges and rights of a stockholder with respect to a Performance Award covering shares of Common Stock until payment has been determined by the Committee and such shares have been delivered to the Participant.

(e) Termination of Award. A Performance Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period through the payment date, except as may be determined by the Committee.

(f) Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate, including, in the discretion of the Committee, the payment of dividend equivalents on any shares of Common Stock at the time of payment of the Performance Award (or at such other time designated by the Committee) for the period beginning on the date of grant and ending on the date of payment of the Performance Award (or for such other period designated by the Committee). The terms and provisions of the respective Performance Award Agreements need not be identical.

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X. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power. The existence of the Stock Incentive Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, any merger, consolidation or other business combination of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share, if any, shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share, if any, shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

(c) Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock or otherwise changes its capital structure or another change or event occurs that constitutes an “equity restructuring” pursuant to Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or any successor accounting standard (a “recapitalization”), (A) the Committee shall equitably adjust the number and class of shares of Common Stock (or other securities or property) covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such recapitalization and shall adjust the number and class of shares of Common Stock (or other securities or property) with respect to which Awards may be granted after such recapitalization and (B) the Committee shall make a corresponding and proportionate adjustment with respect to the maximum number of shares of Common Stock (or other securities) that may be delivered with respect to Awards under the Plan as provided in Paragraph V(a), the individual Award limitations set forth in Paragraph V(a) and the class of shares of Common Stock (or other securities) available for grant under the Plan. If (i) the Company shall not be the surviving entity following the consummation of any merger, consolidation or other business combination or reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) the individuals who, as of the Effective Date, constitute members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than the Board) (each such event in clauses (i) through (v) above is referred to herein as a “Corporate Change”), then (x) no sooner than effective as of the consummation by the Company of such merger, consolidation, combination, reorganization, sale, lease, or exchange of assets or dissolution and liquidation or such change in the Board or (y) no later than 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Incentive Plan, which alternatives may vary among individual Participants and which may vary among Options held by any individual Participant: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all such unexercised Options and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options held by such Participants (irrespective of whether such Options are then exercisable under the provisions of the Stock Incentive Plan) as of a date specified by the Committee, in which event the Committee shall thereupon cancel such Options, and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Options over the exercise price(s) under such Options for such shares, or (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Options then outstanding), including, without limitation, adjusting such an Option to provide that the number and class of shares of Common Stock covered by such Option shall be adjusted so that such Option shall thereafter cover

2019 PROXY STATEMENT	A-7

securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d) Change of Control Value. For the purposes of clause (2) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in the following clause (i), (ii) or (iii), whichever is applicable: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, or other business combination, reorganization, sale of assets or dissolution and liquidation transaction, (ii) the per share price offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges, or other relevant changes in capitalization or distributions (other than ordinary dividends) to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph X, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award in an equitable and appropriate manner so as to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph X, the aggregate maximum number of shares available under the Stock Incentive Plan, the aggregate maximum number of shares that may be issued under the Stock Incentive Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

(f) Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any stockholder action required by applicable law or regulation or the Company’s certificate of incorporation or bylaws.

(g) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XI. AMENDMENT AND TERMINATION OF THE STOCK INCENTIVE PLAN

The Board in its discretion may terminate the Stock Incentive Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Stock Incentive Plan or any part thereof from time to time; provided that no change in the Stock Incentive Plan may be made that would materially impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Stock Incentive Plan to increase the aggregate maximum number of shares that may be issued under the Stock Incentive Plan, increase the aggregate maximum number of shares that may be issued under the Stock Incentive Plan through Incentive Stock Options, or change the class of individuals eligible to receive Awards under the Stock Incentive Plan, or (b) amend or delete Paragraph VII(f).

XII. MISCELLANEOUS

(a) No Right to an Award. Neither the adoption of the Stock Incentive Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Stock Incentive Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b) No Employment/Membership Rights Conferred. Nothing contained in the Stock Incentive Plan shall (i) confer upon any employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Stock Incentive Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

(c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Stock Incentive Plan at any time when the shares covered by such Award have not been registered under

2019 PROXY STATEMENT	A-8

the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid unless otherwise determined by the Committee. Unless other arrangements have been made that are acceptable to the Company, the Company shall have the right to deduct or withhold, or cause to be deducted or withheld, or to permit a Participant to elect to have deducted or withheld, from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant, the amount (in cash, Common Stock (including Common Stock that would otherwise be issued with respect to such Award) or other property) of any applicable taxes required by law to be withheld, to require any payments required to enable it to satisfy its withholding obligations and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations with respect to such Award.

(d) No Restriction on Corporate Action. Nothing contained in the Stock Incentive Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Stock Incentive Plan or any Award made under the Stock Incentive Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

(f) Clawback. Notwithstanding any provisions in the Stock Incentive Plan to the contrary, any portion of the payments and benefits provided under the Stock Incentive Plan or the sale of shares of Common Stock shall be subject to a clawback or other recovery by the Company to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any Securities and Exchange Commission rule.

(g) Delayed Payment Restriction. Notwithstanding any provision in the Stock Incentive Plan or an Award agreement to the contrary, if any payment or benefit provided for under an Award would be subject to additional taxes and interest under section 409A of the Code if the Participant’s receipt of such payment or benefit is not delayed in accordance with the requirements of section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall not be provided to the Participant (or the Participant’s estate, if applicable) until the earlier of (i) the date of the Participant’s death or (ii) the date that is six months after the date of the Participant’s separation from service with the Company.

(h) Governing Law. The Stock Incentive Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

2019 PROXY STATEMENT	A-9

2019 ANNUAL MEETING OF STOCKHOLDERS OF

CONCHO RESOURCES INC.

May 16, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Annual Report, Notice of Meeting and Proxy Statement are available at http://www.astproxyportal.com/ast/15517

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

∎

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:
	FOR	AGAINST	ABSTAIN
Steven D. Gray	☐	☐	☐
Susan J. Helms	☐	☐	☐
Gary A. Merriman	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.	☐	☐	☐

3.	Approval of the Concho Resources Inc. 2019 Stock Incentive Plan.	☐	☐	☐

4.	Advisory vote to approve named executive officer compensation (“say-on-pay”).	☐	☐	☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” the election of all director nominees and “FOR” proposals 2, 3 and 4.

Signature of Stockholder
	Date:	Signature of Stockholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

∎

CONCHO RESOURCES INC.

2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack F. Harper, C. William Giraud and Brenda R. Schroer as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Concho Resources Inc. held of record by the undersigned on March 19, 2019, at the 2019 Annual Meeting of Stockholders to be held at 10:00 a.m. Central Time at the Petroleum Club of Midland, 501 West Wall Street, Midland, Texas 79701, on May 16, 2019, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

∎	1.1	14475	∎

2019 ANNUAL MEETING OF STOCKHOLDERS OF

CONCHO RESOURCES INC.

May 16, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Annual Report, Notice of Meeting and Proxy Statement

are available at http://www.astproxyportal.com/ast/15517

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

∎

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:
	FOR	AGAINST	ABSTAIN
Steven D. Gray	☐	☐	☐
Susan J. Helms	☐	☐	☐
Gary A. Merriman	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.	☐	☐	☐

3.	Approval of the Concho Resources Inc. 2019 Stock Incentive Plan.	☐	☐	☐

4.	Advisory vote to approve named executive officer compensation (“say-on-pay”).	☐	☐	☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” the election of all director nominees and “FOR” proposals 2, 3 and 4.

Signature of Stockholder
	Date:	Signature of Stockholder	Date:

Note: ∎	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

Important Notice of Availability of Proxy Materials for the Stockholder Meeting of

CONCHO RESOURCES INC.

To Be Held On:

May 16, 2019 at 10:00 a.m. Central Time

at the Petroleum Club of Midland, 501 West Wall Street, Midland, Texas 79701

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials listed below, or proxy materials for future stockholder meetings, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 05/06/19.

Please visit http://www.astproxyportal.com/ast/15517, where the following materials are available for view:

• Notice of Annual Meeting of Stockholders
• Proxy Statement
• Form of Electronic Proxy Card
• Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE:888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)

E-MAIL: info@astfinancial.com
WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

TO VOTE:

ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting. You must present proof of identification (such as a driver’s license), and if your shares are held in street name, proof of ownership and proof of identification. At the meeting, you will need to request a ballot to vote these shares.

For directions to the meeting, you may contact our Senior Vice President, General Counsel and Corporate Secretary at Concho Resources Inc., One Concho Center, 600 West Illinois Avenue, Midland, Texas 79701

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL: You may request a proxy card by following the instructions above.

1. Election of Directors: Steven D. Gray Susan J. Helms Gary A. Merriman This is not a ballot. Please note that you cannot use this notice to vote by mail.	2.	To ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.
	3.	Approval of the Concho Resources Inc. 2019 Stock Incentive Plan.
	4.	Advisory vote to approve named executive officer compensation (“say-on-pay”).
	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.